Exhibit 10.37

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

LANDLORD:

LASALLE BANK NATIONAL ASSOCIATION,
as Trustee as aforesaid and not personally

By:	/s/ Rosemary Callahan
Its:	Vice President

TENANT:

GROSVENOR CAPITAL MANAGEMENT, L.P., an Illinois limited partnership

By:	/s/ Paul Meister
Its:	Paul Meister
V.P. of Grosvenor Holdings, L.L.C.
Manager of GCM, L.L.C.
G.P. of Grosvenor Capital Management, L.P.

48

OFFICE LEASE

THIS OFFICE LEASE is made as of the 17th day of December, 2004 (hereinafter referred to as the "Lease") between LASALLE BANK NATIONAL ASSOCIATION, under that certain Trust Agreement dated March 1, 1984 and known as Trust No. 107701 (hereinafter referred to as "Landlord") and GROSVENOR CAPITAL MANAGEMENT, L.P., an Illinois limited partnership (hereinafter referred to as "Tenant").

WITNESSETH:

WHEREAS, Tenant desires to lease from Landlord, and Landlord desires to lease to Tenant, space on the 11th, 12th and 20th floors in the Building (as defined below).

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants set forth herein, Landlord hereby leases to Tenant, and Tenant hereby accepts from Landlord, the premises (hereinafter referred to as the "Premises") containing approximately 72,883 square feet of rentable area and designated on the plan attached hereto as Exhibit A, comprised of the entire 11th floor and the entire 12th floor, each consisting of 24,246 rentable square feet, and the entire 20th floor, consisting of 24,391 rentable square feet, all located in the Office Section (as defined below), of the mixed use building containing retail, office, hotel, residential and garage components (hereinafter referred to as the "Building"), commonly known as 900 North Michigan and located within the block bounded by Michigan, Walton, Rush and Delaware, in Chicago, Illinois subject to the covenants, terms, provisions and conditions of this Lease. The "Office Section" means that portion of the Building consisting of approximately five hundred fifty-three thousand (553,000) gross square feet and which includes the following areas:

A. the portion of Levels 1, 2 and 3 containing the office service elevator and adjacent vestibule;

B. the portion of Level 1 containing the office lobby and adjacent elevator lobby,

C. all office elevator shafts;

D. the portion of Level 8 containing the office lobby, office elevator lobbies, toilet rooms, office leasable area, and the portion of Level 8 containing the mechanical equipment serving such areas,

E. Level 9 except the hotel mechanical rooms, elevator machine rooms, corridors, and hotel and condominium elevator shafts;

F. Levels 10 through 28 except the hotel and condominium elevator shafts;

G. the portion of Level 29 containing the mechanical equipment serving the office areas of Levels 9 through 28; and

H. office elevator machine room on Level 29.

The Premises specifically excludes any ceilings, floors or walls (with the exception of the inner surfaces thereof and with the further exception of any walls which are constructed solely to partition space within the Premises).

Tenant shall have as appurtenant to the Premises the right to use in common with other occupants of the Building, subject to reasonable rules of general applicability to tenants of the Building from time to time made by Landlord of which Tenant is given notice and which do not materially interfere with Tenant's use and enjoyment of the Premises, (i) the common lobbies, corridors, stairways and elevators of the Office Section, (ii) the pipes, ducts, conduits, wires and appurtenant meters and equipment serving the Premises, (iii) the loading platforms of the Building and common walkways and driveways necessary for access thereto, (iv) common walkways and driveways for access to the Office Section, and (v) if the Premises includes less than the entire rentable area of any floor, the common toilets, corridor and elevator lobby of such floor.

In consideration thereof, Landlord and Tenant covenant and agree as follows:

1. TERM.

The term of this Lease (the "Term") shall commence on October, 1, 2005 (the "Commencement Date") and shall end on September 30, 2018 (the "Termination Date"), unless sooner terminated as provided herein or extended.

2. POSSESSION.

2.1 Landlord shall deliver the majority of the Premises to Tenant on or before May 1, 2005, with the balance of the Premises to be delivered no later than June 1, 2005, in a broom clean condition in accordance with Section 6 below. In the event that Landlord fails to deliver the majority of the Premises to Tenant by May 1, 2005 pursuant to the terms of this Lease, Landlord shall reimburse Tenant for any penalties Tenant may reasonably incur for failure to vacate up to 29,706 rentable square feet of its current premises, or any costs and expenses incurred by Tenant for having to occupy any temporary space as a result of having to vacate such 29,706 of rentable square feet of its current premises, in either case which result solely from Landlord's failure to timely deliver the majority of the Premises to Tenant, provided that Tenant has used commercially reasonable efforts to mitigate any such penalties. For purposes of this Paragraph 2, "the majority of the Premises" shall mean not less than 75% of the square footage thereof.

2.2 If the date on which Landlord delivers the majority of the Premises to Tenant (the "Delivery Date") is prior to the Commencement Date, then from and after the Delivery Date, to and including the day immediately preceding the Commencement Date, all of the covenants and conditions of this Lease, except those pertaining to the payment of Rent, shall be binding upon the parties hereto.

3. BASE RENT.

Tenant shall pay, without notice or demand, to Landlord or Landlord's agent at 900 North Michigan Avenue, Chicago, Illinois, or at such other place as Landlord may from time

to time designate in writing, in coin or currency which, at the time of payment, is legal tender for private or public debts in the United States of America, annual Base Rent at the rate specified below in equal monthly installments in advance on or before the first day of each and every month during the Term, without any setoff or deduction whatsoever:

20th Floor Rent

Period	Base Rent Per Square Foot of Rentable Area	Annual Base Rent	Monthly Base Rent
10/1/05-9/30/06*	$15.00	$365,865.00	$30,488.75
10/1/06-9/30/07	$15.50	$378,060.50	$31,505.04
10/1/07-9/30/08	$16.00	$390,256.00	$32,521.33
10/1/08-9/30/09	$16.50	$402,451.50	$33,537.63
10/1/09-9/30/10	$17.00	$414,647.00	$34,553.92
10/1/10-9/30/11	$17.50	$426,842.50	$35,570.21
10/1/11-9/30/12	$18.00	$439,038.00	$36,586.50
10/1/12-9/30/13	$18.50	$451,233.50	$37,602.79
10/1/13-9/30/14	$19.00	$463,429.00	$38,619.08
10/1/14-9/30/15	$19.50	$475,624.50	$39,635.38
10/1/15-9/30/16	$20.00	$487,820.00	$40,651.67
10/1/16-9/30/17	$20.50	$500,015.50	$41,667.96
10/1/17-9/30/18	$21.00	$512,211.00	$42,684.25

11th and 12th Floor Rent

Period	Base Rent Per Square Foot of Rentable Area	Annual Base Rent	Monthly Base Rent
10/1/05-9/30/06*	$13.50	$654,642.00	$54,553.50
10/1/06-9/30/07	$14.00	$678,888.00	$56,574.00
10/1/07-9/30/08	$14.50	$703,134.00	$58,594.50
10/1/08-9/30/09	$15.00	$727,380.00	$60,615.00
10/1/09-9/30/10	$15.50	$751,626.00	$62,635.50
10/1/10-9/30/11	$16.00	$775,872.00	$64,656.00
10/1/11-9/30/12	$16.50	$800,118.00	$66,676.50
10/1/12-9/30/13	$17.00	$824,364.00	$68,697.00
10/1/13-9/30/14	$17.50	$848,610.00	$70,717.50
10/1/14-9/30/15	$18.00	$872,856.00	$72,738.00
10/1/15-9/30/16	$18.50	$897,102.00	$74,758.50
10/1/16-9/30/17	$19.00	$921,348.00	$76,779.00
10/1/17-9/30/18	$19.50	$945,594.00	$78,799.50

Total Rent

Period	Annual Base Rent	Monthly Base Rent
10/1/05-9/30/06*	$1,020,507.00	$85,042.25
10/1/06-9/30/07	$1,056,948.50	$88,079.04
10/1/07-9/30/08	$1,093,390.00	$91,115.83
10/1/08-9/30/09	$1,129,831.50	$94,152.63
10/1/09-9/30/10	$1,166,273.00	$97,189.42
10/1/10-9/30/11	$1,202,714.50	$100,226.21
10/1/11-9/30/12	$1,239,156.00	$103,263.00
10/1/12-9/30/13	$1,275,597.50	$106,299.79
10/1/13-9/30/14	$1,312,039.00	$109,336.58
10/1/14-9/30/15	$1,348,480.50	$112,373.38
10/1/15-9/30/16	$1,384,922.00	$115,410.17
10/1/16-9/30/17	$1,421,363.50	$118,446.96
10/1/17-9/30/18	$1,457,805.00	$121,483.75

***SUBJECT TO FOUR MONTHS ABATEMENT AS PROVIDED IN SECTION 4.5 BELOW.**

4. ADDITIONAL RENT.

4.1 In addition to paying the Base Rent specified in Paragraph 3 hereof, Tenant shall pay as "Additional Rent" the amounts determined as hereinafter set forth. The Base Rent and the Additional Rent, and all other sums due Landlord hereunder, are sometimes herein collectively referred to as the "Rent." All amounts due under this Paragraph 4 as Additional Rent, and all other sums due Landlord hereunder, shall be payable for the same periods and in the same manner, time and place as the Base Rent, except as set forth in Paragraph 4.5 herein. Without limitation on other obligations of Tenant which shall survive the expiration of the Term, the obligations of Tenant to pay the Additional Rent provided for in this Paragraph 4 which accrue prior to the expiration of the Term shall survive the expiration of the Term. For any partial "Calendar Year" (as hereinafter defined), Tenant shall be obligated to pay only a pro rata share of the Additional Rent, based on the number of the days of the Term falling within such Calendar Year.

4.2 As used in this Paragraph 4, the terms:

4.2.1 "Calendar Year" shall mean each calendar year in which any part of the Term falls, through and including the year in which the Term expires.

4.2.2 "Tenant's Prorata Share" shall mean the rentable area of the Premises, adjusted as additional space, if any, is added to the Premises, specified above divided

by 504,375, being the rentable area of the Office Section Initially, Tenant's Prorata Share is 14 45%.

4 2 3 "Taxes" shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary (including without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the operation and maintenance of the Office Section) which Landlord shall pay during any Calendar Year, (without regard to any different fiscal year used by such government or municipal authority) because of or in connection with the ownership, leasing and operation of the Office Section and the land associated therewith (the "Land") as Landlord shall reasonably allocate, if not separately assessed, between the Office Section and the other components of the Building Notwithstanding the foregoing, there shall be excluded from Taxes all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord's general or net income (as opposed to rents, receipts or income attributable to operations at the Building) and any penalties or fines for the failure to pay any tax timely If the method of taxation of real estate prevailing at the time of execution hereof shall be, or has been altered, so as to cause the whole or any part of the taxes now, hereafter or heretofore levied, assessed or imposed on real estate to be levied, assessed or imposed on Landlord, wholly or partially, as a capital levy or otherwise, or on or measured by the rents received therefrom, then such new or altered taxes attributable to the Building shall be included within the term "Taxes," except that the same shall not include any enhancement of said tax attributable to other income of Landlord. Any reasonable expenses incurred by Landlord in attempting to protest, reduce or minimize Taxes shall be included in Taxes in the Calendar Year such expenses are paid. Tax refunds shall be deducted from Taxes in the Calendar Year they are received by Landlord If Taxes for any period during the Term or any extension thereof shall be increased after payment thereof by Landlord for any reason, including without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord upon demand Tenant's Prorata Share of such increased Taxes. Tenant acknowledges that the exclusive right to contest or appeal any Taxes shall be Landlord's, in Landlord's sole discretion, and Tenant hereby waives any and all rights now or hereafter conferred upon it by law to independently contest or appeal any Taxes

4 2 4 "Operating Expenses" shall mean all expenses, costs and amounts (including Taxes) of every kind and nature which Landlord shall pay during any Calendar Year because of or in connection with the ownership, management, repair, replacement, restoration and operation of the Office Section including without limitation, any amounts paid for. (a) utilities for the Office Section, including but not limited to electricity, power, gas, steam, oil or other fuel, water, sewer, lighting, heating, air conditioning and ventilating, (b) permits, licenses and certificates necessary to operate and manage the Office Section, (c) insurance applicable to the Office Section, not limited to the amount of coverage Landlord is required to provide under this Lease, (d) supplies, tools, equipment and materials used in the operation, repair and maintenance of the Office Section, (e) accounting and professional services (including inspection

and consultation), (f) any equipment rental agreements or management agreements (including the cost of any customary management fee and the fair rental value of any office space provided thereunder), (g) wages, salaries and other compensation and benefits of all persons (limited to the level of building manager and below) engaged in the operation, maintenance or security of the Office Section, and employer's Social Security taxes, unemployment taxes or insurance, and any other taxes which may be levied on such wages, salaries, compensation and benefits, (h) payments under any easement, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs within the Building, and (i) operation, repair, maintenance and replacement of all Systems and Equipment (defined in Subparagraph 4.2.5 below) and components thereof, janitorial service, alarm and security service, window cleaning, trash removal, cleaning of walks, parking facilities and building walls, removal of ice and snow, replacement of wall and floor coverings, ceiling tiles and fixtures in lobbies, corridors, restrooms and other common or public areas or facilities, maintenance and renovation of elevators, maintenance and replacement of trees and other landscaped items, drainage facilities, curbs, and walkways, separate operations, repair to roofs and re-roofing. Landlord shall allocate all such expenses, costs and amounts, the expenditure of which benefits both the Office Section and other portions of the Building, in accordance with sound management and accounting principles. If the Building is not fully occupied during all or a portion of any Calendar Year, Landlord may elect to make an appropriate adjustment to the variable components of Operating Expenses for such year employing sound accounting and management principles, to determine the amount of Operating Expenses that would have been paid had the Building been fully occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year. To the extent that any Operating Expenses relate to any particular work or service provided to portions of the Building in addition to the Office Section, Landlord shall allocate the cost thereof, to the extent applicable, in accordance with historical allocations, and otherwise equitably between the Office Section and the other portions of the Building utilizing such work or service, in a manner consistent with other similarly situated class A mixed office properties and in accordance with sound accounting and management practices. Notwithstanding the foregoing, Operating Expenses shall not, however, include.

(i) depreciation of the Building or portions thereof, interest and amortization on mortgages, and other debt costs or ground lease payments, if any; legal fees incurred in negotiating and enforcing tenant leases; real estate brokers' leasing commissions; improvements or alterations to tenant spaces; the cost of providing any service directly to and paid directly by, any tenant; any costs expressly excluded from Operating Expenses elsewhere in this Lease; costs of any items to the extent Landlord receives reimbursement from insurance proceeds or from a third party other than Expense Adjustment Amount payments by tenants in the Building (such proceeds to be deducted from Operating Expenses in the year in which received), except that any deductible amount under any insurance policy shall be included within Operating Expenses;

(ii) costs of capital improvements, except those: (a) reasonably projected to reduce Operating Expenses, or minimize any increase therein, or to comply with any governmental requirements, the cost of which shall be amortized over the shorter of the applicable accounting period for depreciating such asset under generally accepted accounting practices, or five (5) years, or (b) for replacements (as opposed to (1) additions or new improvements, (2) replacements of the entire HVAC system, plumbing system or electrical

system, or (3) replacement or resurfacing of the entire exterior surface of the Building, none of which shall be included in Operating Expenses) of Systems and Equipment (hereinafter defined) or items located in the common areas of the Office Section required to keep such areas in good condition; provided, for purposes of this Lease, all such permitted capital expenditures shall be amortized (even if Landlord pays the entire cost when the work is performed) over their useful lives at an annual rate of interest which is 200 basis points above the prime rate, as set forth in the Wall Street Journal from time to time, or any successor periodical;

(iii) amounts reimbursed or costs covered pursuant to contractor's or manufacturer's warranties or guarantees, provided that any charges for obtaining or maintaining such warranties or guarantees or enforcing warranty or guarantee claims shall be included in Operating Expenses, and Landlord agrees to use reasonable good faith efforts to recover warranty and guarantee claims;

(iv) payments to entities which are related to Landlord or its beneficiary for services in excess of the customary cost thereof

(v) interest on payments related to financing for the Building,

(vi) reserves for anticipated future expenses,

(vii) legal fees, leasing commissions, advertising expenses and other costs incurred in connection with the development or leasing, or enforcing any lease, of any space in the Building or costs or expenses to special services provided to particular tenants in the Building not generally available to Tenant;

(viii) any bad debt loss, rent loss or serves for bad debt or rent loss;

(ix) any interest or penalties incurred as a result of Landlord's failing to pay a bill as the same shall become due;

(x) the costs of renting or leasing any item if the purchase price would not properly be included as a reimbursable expense;

(xi) any and all costs associated with the operation of Landlord's entity, including, but not limited to, administrative fees;

(xii) any expenses due to the willful misconduct or gross negligence of Landlord or any other occupant of the Building; and

(xiii) any costs incurred to modify the structural elements of the Building or Systems and Equipment to permit Tenant to complete the Initial Improvements (as defined below).

4.2.5 "Systems and Equipment" shall mean any plant, machinery, transformers, duct work, cable, wires, and other equipment, facilities, and systems designed to supply heat, ventilation, air conditioning and humidity or any other services or utilities, or

comprising or serving as any component or portion of the electrical, gas, steam, plumbing, sprinkler, communications, alarm, security, or fire/life safety systems or equipment, or any other mechanical, electrical, electronic, computer or other systems or equipment which serve in whole or in part the Office Section, provided, however, that Systems and Equipment shall not include the main structural components of the Building.

4.3 The Additional Rent shall be an amount ("Expense Adjustment Amount") equal to Tenant's Prorata Share of the Operating Expenses (subject to adjustment pursuant to Subparagraph 4.4 hereof) incurred with respect to each Calendar Year. The Expense Adjustment Amount with respect to each Calendar Year shall be paid in monthly installments, in an amount reasonably estimated from time to time by Landlord and communicated by written notice to Tenant. Landlord shall cause to be kept books and records showing Operating Expenses in accordance with an appropriate system of accounts and accounting practices, consistently maintained. Following the close of each Calendar Year, Landlord shall cause the amount of the Expense Adjustment Amount for such Calendar Year to be computed based on Operating Expenses for such Calendar Year and shall deliver to Tenant a statement of such amount, which Landlord shall endeavor to deliver within 180 days after the end of the applicable Calendar Year, and Tenant shall pay any deficiency to Landlord as shown by such statement within thirty (30) days after receipt of such statement. If the total of the estimated monthly installments paid by Tenant during any Calendar Year exceeds the actual Expense Adjustment Amount due from Tenant for such Calendar Year, at Landlord's option such excess shall be either credited against payments next due hereunder or promptly refunded by Landlord, provided Tenant is not then in default hereunder. Delay in computation or billing of the Expense Adjustment Amount shall not be deemed a default hereunder or a waiver of Landlord's right to collect the Expense Adjustment Amount. Tenant or its representative shall have the right to examine the records of Landlord pertaining to the Expense Adjustment Amount upon reasonable prior notice specifying such records Tenant desires to examine or have examined, during normal business hours at the place or places where such records are normally kept. Tenant may take exception to matters included in such statement, by sending notice specifying such exception and the reasons therefor to Landlord no later than sixty (60) days after Landlord makes such records available for examination. If Tenant takes exception to any matter contained in any such statement as provided herein, Landlord shall refer the matter to an independent certified public accountant, whose certification as to the proper amount shall be final and conclusive as between Landlord and Tenant. Tenant shall promptly pay the cost of such certification unless such certification determines that Tenant was overbilled by more than 2%. Landlord shall pay such cost if such certification determines Tenant was overbilled more than 2%.

4.4 If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed for the purposes of this Paragraph to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant.

4.5 Notwithstanding any other provision contained herein, Tenant shall not be required to make any payments of Base Rent or Additional Rent for the first four (4) months of the Term.

5. USE OF PREMISES

Tenant shall use and occupy the Premises solely for general office purposes and customary ancillary uses and for no other purpose.

6. CONDITION OF PREMISES

Tenant shall accept the Premises in an "as is" condition, except for the covenants, representations and warranties made in this Lease. On or before delivery of the Premises to Tenant, Landlord shall (a) demolish all improvements in the portion of the Premises so delivered, including the ceiling grid and light fixtures, any interior partitions, and (b) level all floors throughout the portion of the Premises so delivered such that floor leveling tolerances shall not exceed a nominal one quarter of an inch over ten feet, non-cumulative. Landlord shall leave the existing sprinkler and HVAC systems in place. Except as expressly provided in this Lease, no other promise of Landlord to alter, remodel or improve the Premises or the Building and no representation by Landlord or its agents respecting the condition of the Premises or the Building have been made to Tenant or relied upon by Tenant. Any improvements or alterations to the Premises shall be completed by Tenant, at its expense, subject to the terms of the work agreement (the "Work Agreement") attached hereto as Exhibit B. Landlord shall provide an allowance to Tenant (the "Tenant Allowance") equal to $4,005,815.00 which allowance will be available for Tenant's use in connection with its initial improvements to the Premises (the "Initial Improvements"). Landlord shall also provide an allowance to Tenant (the "Space Planning Allowance") equal to $7,283.30, which allowance will be available for Tenant's use in connection with the preparation of space planning studies relating to the Premises. Landlord shall pay Tenant or its designee, as set forth and in accordance with the Work Agreement, the Tenant Allowance and the Space Planning Allowance, as applicable, within twenty (20) days of presentation by Tenant of invoices, and partial or final lien waivers as applicable, with respect to the Initial Improvements and space planning studies. Tenant shall forfeit any portion of the Tenant Allowance and the Space Planning Allowance for which Tenant does not submit invoices and lien waivers during the twelve (12) month period immediately following the Commencement Date in connection with the Initial Improvements and space planning studies.

7. SERVICES.

7.1 Landlord shall provide the following services in a manner consistent with first class office buildings in Chicago, Illinois on all days during the Term, except Sundays and New Year's Day, Memorial Day, Fourth of July, Labor Day, Thanksgiving Day and Christmas Day, unless otherwise stated:

7.1.1 Subject to all governmental rules, regulations and guidelines applicable thereto, heating and air conditioning when necessary for normal comfort in the Premises, from Monday through Friday, during the period from 8 a.m. to 6 p.m. and on Saturday during the period from 8 a.m. to 1 p.m. consistent with the HVAC specifications set forth on

Exhibit C attached hereto Tenant will pay for all heating and air conditioning requested and furnished prior to or following such hours or required due to special heat-producing equipment installed by Tenant at reasonable rates to be established from time to time by Landlord no greater than the rate offered to any other Tenant generally applicable to office tenants in the Office Section consistent with the HVAC specifications set forth on Exhibit C attached hereto Requests for any additional services shall be in writing and delivered to Landlord no later than 2:00 P.M of either the date requested if such day is a business day, and otherwise of the preceding business day

7 1 2 Adequate electrical wiring and facilities for connection to Tenant's lighting fixtures and incidental uses, provided that (a) the connected electrical load of the incidental use equipment does not exceed an average of one (1) watt per useable square foot of the Premises, (b) the electricity so furnished for incidental uses will be at a nominal two hundred and eight (208) volts and no electrical circuit for the supply of such incidental use will have a current capacity exceeding eight hundred (800) amperes per floor, (c) the connected electrical load of Tenant's lighting fixtures does not exceed an average of five (5) watts per useable square foot of the Premises, and (d) the electricity so furnished for Tenant's lighting will be at a nominal two hundred and eight (208) volts If Tenant's requirements for electricity are in excess of those set forth in the preceding sentence hereof, Landlord reserves the right to require Tenant to install the conduit, wiring and other equipment necessary to supply electricity for such excess use requirements at Tenant's expense, or to install same itself and bill Tenant for the costs thereof Notwithstanding anything to the contrary contained herein, Tenant shall purchase and be responsible for the replacement of lamps, starters and ballasts for lighting fixtures within the Premises, and the cost of same shall not be included in Tenant's prorata share of Operating Expenses

7.1 3 City water from the regular Office Section outlets for drinking, lavatory and toilet purposes

7.1.4 Janitorial services Monday through Friday in and about the Premises and window washing services consistent with the Janitorial Specifications set forth on Exhibit D attached hereto

7.1 5 Non-exclusive automatic passenger elevator service at all times

7.1 6 Non-exclusive freight elevator services subject to scheduling by Landlord

7 2 Tenant agrees that neither Landlord nor Landlord's beneficiaries, nor any company, firm or individual operating, managing or supervising the Building or the providing of any service nor any of their respective agents or employees shall be liable for damages (by abatement of Rent or otherwise) for interruption in or failure to furnish or delay in furnishing any service, or for any diminution in the quality or quantity thereof, when such interruption, failure, delay or diminution is occasioned, in whole or in part, by repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building, by any accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord's reasonable control, and such

interruption, failure, delay or diminution shall never be deemed an eviction or disturbance of Tenant's use and possession of the Premises or any part thereof, or render Landlord liable to Tenant for abatement of Rent, or relieve Tenant from performance of Tenant's obligations under this Lease Notwithstanding anything else contained herein, Landlord shall allow Tenant a proportionate abatement of Rent during the time and to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease or access to the Premises is materially and adversely affected, and the Premises are not occupied by Tenant as a result thereof Notwithstanding anything contained in this Lease, if a material portion of the Premises is not fit for occupancy for the purposes permitted under this Lease or access to the Premises as materially and adversely affected for a period in excess of one hundred twenty (120) consecutive days, Tenant may terminate this Lease

7.3 Charges for any service for which Tenant is required to pay from time to time hereunder including but not limited to hoisting services or after hours heating or air conditioning, shall be due and payable at the same time as the installment of Rent with which they are billed, or if billed separately, shall be due and payable within thirty (30) days after such billing. If Tenant shall fail to make payment for any such services, Landlord may, with written notice to Tenant, discontinue any or all of such services and such discontinuance shall not be deemed to constitute an eviction or disturbance of Tenant's use and possession of the Premises or relieve Tenant from paying Rent or performing any of its other obligations under this Lease

7.4 Tenant shall pay for the use of all electrical service to the Premises (other than the electrical service necessary for Landlord to fulfill its obligation to provide heating and air conditioning as provided in Subparagraph 7 1 1 hereof) and provided that Landlord can make satisfactory arrangements with the utility company supplying electricity to the Premises for separate metering and billing Tenant shall be billed directly by such utility company and Tenant agrees to pay each bill promptly in accordance with its terms In the event that for any reason Tenant cannot be billed directly, Landlord shall forward each bill received by it with respect to the Premises to Tenant and Tenant shall pay it promptly in accordance with its terms Tenant shall be responsible for separately metering the Premises, if necessary

If the Premises or any portion thereof cannot be separately metered for any reason, Tenant shall pay Landlord as Additional Rent, in monthly installments at the time prescribed for monthly installments of Rent, an amount, as reasonably estimated by Landlord from time to time, which Tenant would pay for such electricity if the same were separately metered to the applicable portion of the Premises from the local electric utility company and billed to Tenant at such utility company's then current rates

7 5 Landlord shall operate and maintain all public areas of the Building (other than hotel and condominium areas) and the exterior areas appurtenant thereto in good, clean condition and repair in a manner consistent with other first-class office/retail developments in the Chicago downtown area

8. REPAIRS

Subject to Landlord's duties set forth in this Lease, Tenant will, at Tenant's own expense, keep the Premises, including all improvements, fixtures and furnishings therein, in good

order, repair and condition at all times during the Term, and Tenant shall promptly and adequately repair all damage to the Premises and replace or repair all damaged or broken fixtures and appurtenances, under the supervision and subject to the approval of Landlord, and within any reasonable period of time specified by Landlord If Tenant does not do so, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, including a percentage of the cost thereof (to be uniformly established for the Office Section) sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord's involvement with such repairs and replacements forthwith upon being billed for same. Landlord may, but shall not be required to, enter the Premises at all reasonable times to make such repairs, alterations, improvements and additions to the Premises or to the Building or to any equipment located in the Building, as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree.

9. ADDITIONS AND ALTERATIONS.

9.1 Except for the Initial Improvements, which shall be subject to Landlord's reasonable approval, Tenant shall not, without the prior written consent of Landlord (which consent shall not be unreasonably withheld or delayed), make any alterations, improvements or additions to the Premises (other than any alteration not otherwise in violation of this Lease that costs less than $25,000 and does not affect any structural elements, means of ingress or egress or Building services, which alteration may be made without Landlord's consent). If Landlord consents to said alterations, improvements or additions, it may impose such conditions with respect thereto as Landlord reasonably deems appropriate, including, without limitation, requiring Tenant to furnish Landlord with security for the payment of all costs to be incurred in connection with such work, a lien waiver from Tenant's general contractor, insurance against liabilities which may arise out of such work and plans, specifications and permits necessary for such work. In no event shall such work incorporate any asbestos material. The work necessary to make any alterations, improvements or additions to the Premises, whether prior to or subsequent to the Commencement Date, shall be done at Tenant's expense, except with respect to the Initial Improvements for which Tenant shall be entitled to the use of the Tenant Allowance. Except with respect to the Initial Improvements for which Tenant shall be entitled to the use of the Tenant Allowance, Tenant shall promptly pay, when due, the cost of all such work and of all repairs to the Building required by reason thereof. Tenant shall also pay to Landlord a percentage of the cost of such work (such percentage to be established on a uniform basis for the Office Section), sufficient to reimburse Landlord for all reasonable, actual overhead, general conditions, fees and other costs and expenses arising from Landlord's involvement with such work; provided that, Tenant shall not be liable for, nor shall the Tenant Allowance be reduced by, any fee incurred in connection with (a) the Initial Improvements; or (b) any alteration not otherwise in violation of this Lease that costs less than $25,000 and does not affect any structural elements, means of ingress or egress, or building services. Upon completion of such work Tenant shall deliver to Landlord, if payment is made directly to contractors, evidence of payment, contractors' affidavits and full and final waivers of all liens for labor, services or materials. Tenant shall defend and hold Landlord harmless from all costs, damages, liens and expenses related to such work. All work done by Tenant or its contractors pursuant to Paragraphs 8 or 9 shall be done in a first-class workmanlike manner using only good grades of

materials and shall comply with all insurance requirements and all applicable laws and ordinances and rules and regulations of governmental departments or agencies

9.2 All alterations, improvements and additions to the Premises, whether temporary or permanent in character, made or paid for by Landlord or Tenant, shall without compensation to Tenant become Landlord's property at the termination of this Lease by lapse of time or otherwise and shall, unless Landlord requests their removal (in which case Tenant shall remove the same as provided in Paragraph 17), be relinquished to Landlord in good condition, ordinary wear excepted Notwithstanding the foregoing, if Tenant requests that any such alterations, improvements or additions be permitted to remain in the Premises upon the termination of this Lease by lapse of time or otherwise, and Landlord consents to same in writing, then Tenant shall not be required to remove such alterations, improvements and additions

9.3 Tenant may install, maintain, replace, remove or use any communications or computer wires, cables and related devices (collectively, the "Lines") in the Building or serving the Premises, provided.

(a) Tenant shall obtain Landlord's prior written consent (not to be unreasonably withheld or delayed), use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of Subparagraph 9.1 hereof;

(b) any such installation, maintenance, replacement, removal or use shall not interfere with the use of any then existing Lines at the Building,

(c) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Building, as determined in Landlord's reasonable opinion;

(d) If Tenant at any time uses any equipment that may create an electromagnetic field exceeding the normal insulation ratings or ordinary twisted pair riser cable or cause radiation higher than normal background radiation, the Lines therefor (including riser cables) shall be appropriately insulated to prevent such excessive electro-magnetic fields or radiation;

(e) as a condition to permitting the installation of new Lines, Landlord may require that Tenant remove Tenant's existing Lines located in or serving the Premises;

(f) Tenant's rights shall be subject to the rights of any regulated telephone company; and

(g) Tenant shall pay all costs in connection with the rights and obligations of Tenant set forth in this Subparagraph 9.3.

Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed by or on behalf of Tenant in violation of these provisions, or which are at any time in violation of any laws, ordinances, rules or

regulations or represent a dangerous or potentially dangerous condition (whether such Lines were installed by Tenant or any other party), within thirty (30) days after written notice thereof from Landlord unless such Lines create a dangerous condition, in which event they shall be removed as quickly as is possible

Landlord may (but shall have no obligation to): (i) install new Lines at the Building; (ii) create additional space for Lines at the Building; and (iii) reasonably direct, monitor and/or supervise the installation, maintenance, replacement and removal of, the allocation and periodic reallocation of available space (if any) for, and the allocation of excess capacity (if any) on, any Lines now or hereafter installed at the Building by Landlord, Tenant or any other party (but Landlord shall have no right to monitor or control the information transmitted through such Lines) Such rights shall not be in limitation of other rights that may be available to Landlord by law or otherwise If Landlord exercises any such rights, Landlord may charge Tenant for the costs attributable to Tenant, or may include those costs and all other costs in Operating Expenses under Subparagraph 4 2 4 hereof (including without limitation, costs for acquiring and installing Lines and risers to accommodate new Lines and spare Lines, any associated computerized system and software for maintaining records of Line connections, and the fees of any consulting engineers and other experts); provided, any capital expenditures included in Operating Expenses hereunder shall be amortized (together with reasonable finance charges) over the period of time prescribed by Subparagraph 4 2 4

Notwithstanding anything to the contrary in this Lease, Landlord reserves the right to require that Tenant remove any or all Lines installed by or for Tenant within or serving the Premises upon termination of this Lease, provided Landlord notifies Tenant prior to or within thirty (30) days following such termination. Any Lines not required to be removed pursuant to this Subparagraph 9 3 shall, at Landlord's option, become the property of Landlord (without payment by Landlord). If Tenant fails to remove such Lines as required by Landlord, or violates any other provision of this Subparagraph 9 3, Landlord may, after twenty (20) days written notice to Tenant, remove such Lines or remedy such other violation, at Tenant's expense (without limiting Landlord's other remedies available under this Lease or applicable law) Tenant shall not, without the prior written consent of Landlord in each instance, grant to any third party a security interest or lien in or on the Lines, and any such security interest or lien granted without Landlord's written consent shall be null and void Except to the extent arising from the intentional or negligent acts of Landlord or Landlord's agents or employees, Landlord shall have no liability for damages arising from, and Landlord does not warrant that Tenant's use of any Lines will be free from the following (collectively, the "Line Problems"). (x) any eavesdropping or wire-tapping by unauthorized parties; (y) any failure of any Lines to satisfy Tenant's requirements; or (z) any shortages, failures, variations, interruptions, disconnections, loss or damage caused by the installation, maintenance, replacement, use or removal of Lines by or for other tenants or occupants at the Building, by any failure of the environmental conditions or the power supply to the Building to conform to any requirements for the Lines or any associated equipment, or any other problems associated with any Lines by any other cause Under no circumstances shall any Line Problems be deemed an actual or constructive eviction of Tenant, render Landlord liable to Tenant for abatement of Rent, or relieve Tenant from performance of Tenant's obligations under this Lease Landlord in no event shall be liable for damages by reason of loss of profits, business interruption or other consequential damage arising from any Line Problems.

9.4 With respect to any alterations, improvements or additions to be made to the Premises by Tenant pursuant to this Paragraph 9, Landlord's approval shall be given or denied within twenty (20) days of Tenant's request. If Landlord fails to approve or disapprove any matter for which Landlord's approval is required pursuant to this Paragraph 9 within the time set forth above, then Tenant may send a second written notice to Landlord requesting approval of such matter, which second notice shall contain a statement in bold, capitalized letters at the top of the front page of such notice, as follows: "THIS IS THE SECOND NOTICE. FAILURE TO ADDRESS THE MATTER SET FORTH HEREIN RESULTS IN THE FORFEITURE OF APPROVAL RIGHTS FOR SUCH MATTER." If Landlord fails to approve or disapprove such matter within seven (7) days after receipt of the second notice, then such matter shall be deemed to have been approved by Landlord.

10. COVENANT AGAINST LIENS

Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon the Land, the Building, the Office Section or the Premises, and any and all liens and encumbrances created by Tenant shall attach to Tenant's interest only. Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen or others to be placed against the Land, the Building, the Office Section or the Premises with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Tenant or the Premises, and, in case of any such lien attaching or notice of any lien, Tenant covenants and agrees to cause it to be immediately released and removed of record or bonded against. In the event that such lien is not immediately released and removed or bonded against, Landlord, at its sole option, may take all action necessary to release and remove such lien, including but not limited to payment of same, (without any duty to investigate the validity or amount thereof) and Tenant shall promptly upon notice reimburse Landlord for all sums, costs and expenses (including reasonable attorney's fees) incurred by Landlord in connection with such lien.

11. INSURANCE

11.1 Landlord and Tenant each hereby waive any and every claim for recovery from the other for any and all loss of or damage to the Building or Premises or to the contents thereof, which loss or damage is covered by valid and collectible physical damage insurance policies, to the extent that such loss or damage is recoverable under said insurance policies (or would have been recovered had the insurance required to be maintained under this Paragraph 11 been maintained). Inasmuch as this mutual waiver will preclude the assignment of any such claim by subrogation (or otherwise) to an insurance company (or any other person), Landlord and Tenant each agree to give to each insurance company which has issued, or in the future may issue, to it policies of physical damage insurance, written notice of the terms of this mutual waiver, and to have said insurance policies properly endorsed, if necessary, to prevent the invalidation of said insurance coverage by reason of said waiver.

11.2 Tenant shall purchase and maintain insurance during the entire Term for the benefit of Tenant and Landlord and any other parties designated by Landlord (as their interests may appear) with terms, coverages and in companies reasonably satisfactory to

Landlord, and with such increases in limits as Landlord may from time to time reasonably request, but initially Tenant shall maintain the following coverages in the following amounts.

11.2.1 Comprehensive General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage arising out of Tenant's operations, assumed liabilities or use of the Premises, for limits of liability not less than:

Personal Injury and Property Damage Liability.
$3,000,000 annual aggregate and $3,000,000 each occurrence.

11.2.2 Comprehensive Automobile Insurance coveting all owned, non-owned and hired automobiles of Tenant including the loading and unloading of any automobile with limits of liability not less than:

Personal Injury and Property Damage Liability.
$3,000,000 annual aggregate and $3,000,000 each occurrence.

11.2.3 Physical Damage Insurance covering all office furniture, trade fixtures, office equipment, merchandise and all other items of Tenant's property on the Premises. Such insurance shall be written on an "all risks" of physical loss or damage basis, for the full replacement cost value of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance.

11.3 Tenant shall, prior to the commencement of the Term and thereafter not later than thirty (30) days prior to the expiration date of any insurance coverage, furnish to Landlord certificates evidencing such coverage, which certificates shall state that such insurance coverage may not be changed or cancelled or the limits reduced below the required amounts without at least thirty (30) days prior written notice to Landlord and Tenant and shall name Landlord, Landlord's mortgagee and ground lessor with respect to the Land, Landlord's beneficiary and Landlord's management agent and such other parties as Landlord shall reasonably request as additional insureds.

11.4 Landlord agrees to keep in force and effect a risk-financing program, which may be either insured or self-insured, on the Office Section against fire, vandalism, and malicious mischief, sprinkler leakage and such other risks as may be included in extended coverage insurance from time-to-time available in an amount not less than one hundred percent (100%) of the full insurable replacement value of the Office Section or such lesser amount as is sufficient to prevent Landlord from becoming a co-insurer under the terms of any applicable policies. Any policies purchased pursuant to said program shall contain a replacement cost endorsement and a clause pursuant to which the insurance carriers waive all rights of subrogation against Tenant with respect to losses payable under such policies. Landlord shall also maintain comprehensive general liability insurance.

11.5 Tenant shall comply with all applicable laws and ordinances, all orders and decrees of court and all requirements of other governmental or quasi-governmental authorities, and shall not, directly or indirectly, make any use of the Premises which may thereby be prohibited or be dangerous to person or property or which may jeopardize any insurance

coverage or may increase the cost of insurance or require additional insurance coverage. If by reason of the failure of Tenant to comply with the provisions of this Subparagraph 11.5, any insurance coverage is jeopardized or insurance premiums are increased, Landlord may require Tenant to make immediate payment of the increased insurance premium within thirty (30) days of Landlord's request.

12. FIRE OR CASUALTY

12.1 If the Premises or any common areas of the Office Section serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord's reasonable control, restore the Premises and such common areas. Such restoration shall be to substantially the same condition of the Premises and common areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Office Section or any other modifications to the common areas deemed desirable by Landlord (provided access to the Premises and any common restrooms serving the Premises is not materially impaired), and except that Landlord shall not be required to repair or replace any of Tenant's furniture, furnishing, fixtures or equipment. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant's business resulting in any way from such damage or the repair thereof, except that Landlord shall allow Tenant a proportionate abatement of Rent during the time and to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease or access to the Premises is materially and adversely affected, and the Premises are not occupied by Tenant as a result thereof; provided, if the Premises or any other portion of the Office Section is damaged by fire or other casualty caused in whole or in part by Tenant or any of Tenant's agents, contractors, employees, or visitors, Rent shall not be so abated

12.2 Notwithstanding the foregoing to the contrary, Landlord may elect not to perform restoration work, and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of damage (such notice to include a termination date giving Tenant ninety (90) days to vacate the Premises), but Landlord may so elect only if the Building or the Office Section shall be damaged by fire or other casualty or cause (whether or not the Premises are affected) such that: (a) repairs cannot reasonably be completed within one hundred twenty (120) days after being commenced without the payment of overtime or other premiums, (b) the holder of any mortgage on the Office Section or ground lessor with respect to the Land shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt (or shall terminate the ground lease, as the case may be), or (c) the damage is not fully covered (except for deductible amounts) by Landlord's insurance policies. Tenant hereby waives any rights it may have under any applicable law to terminate this Lease by reason of damage to the Premises or the Office Section.

Notwithstanding the foregoing if either repairs cannot reasonably be completed within 120 days after being commenced without the payment of overtime or other premium, or the Premises and reasonable access thereto have not been substantially restored by Landlord, Tenant may terminate this Lease by written notice to Landlord and the Term of this Lease shall expire upon Landlord's receipt of such notice. Upon termination of this Lease, Tenant shall quit, surrender and vacate the Premises.

13. WAIVER OF CLAIMS - INDEMNIFICATION.

To the extent not prohibited by law, Landlord, its beneficiary, the partners of its beneficiary and their respective officers, agents, servants and employees shall not be liable for any damage either to person or property or resulting from the loss of use thereof sustained by Tenant or by other persons claiming through Tenant due to the Building or any part thereof or any appurtenances thereof becoming out of repair, or due to the happening or any accident or event in or about the Building, or due to any act or neglect of any tenant or occupant of the Building, including the Premises, except to the extent due to the gross negligence or willful misconduct of Landlord, its beneficiary and their respective agents or employees. This provision shall apply particularly, but not exclusively, to damage caused by gas, electricity, snow, frost, steam, sewage, sewer gas or odors, fire, water or by the bursting or leaking of pipes, faucets, sprinklers, plumbing fixtures and windows, and, except to the extent due to the gross negligence or willful misconduct of Landlord, its agents and employees, shall apply without distinction as to the person whose act or neglect was responsible for the damage and whether the damage was due to any of the causes specifically enumerated above or to some other cause of an entirely different kind. Tenant further agrees that all personal property upon the Premises, or upon loading docks, receiving and holding areas, or freight elevators of the Building, shall be at the risk of Tenant only, and, except to the extent caused by the gross negligence or willful misconduct of Landlord, its beneficiary and their respective agents or employees, that Landlord shall not be liable for any loss or damage thereto or theft thereof. Without limitation of any other provisions thereof, except for matters caused by the gross negligence or willful misconduct Landlord, its beneficiary and their respective agents or employees, Tenant agrees to defend, protect, indemnify and save harmless Landlord, its beneficiary, the partners of its beneficiary and their respective officers, agents, servants and employees from and against all liability, including, without limitation, reasonable attorney's fees, to third parties (including but not limited to the officers, agents, contractors and business associates of Tenant) arising out of Tenant's use and occupancy of the Premises or the acts or omissions of Tenant (whether or not such acts or omissions constitute a violation of applicable law or of this Lease) and its servants, agents, employees, contractors, suppliers, workers and invitees

Landlord agrees to defend, protect, indemnify and save Tenant, its officers, directors, agents, servants and employees from and against all liability, including, without limitation, reasonable attorney's fees, to third parties (including but not limited to the officers, agents, contractors and business associates of Landlord and its beneficiary) to the extent arising out of Landlord's, its beneficiary's or their respective agents' or employees' of gross negligence or willful misconduct

14. NON WAIVER

No waiver of any provision of this Lease shall be implied by any failure of Landlord to enforce any remedy on account of the violation of such provision, even if such violation be continued or repeated subsequently, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated. No receipt of moneys by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Term or of Tenant's right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Term or affect any notice

given Tenant prior to the receipt of such moneys, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

15. CONDEMNATION.

If the whole or any material part of the Premises or Building shall be taken by power of eminent domain or condemned by any competent authority or any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require a material change in the use, reconstruction or remodeling of any part of the Premises or Building, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease upon ninety (90) days notice, provided such notice is given no later than ninety (90) days after the date of such taking, condemnation, reconfiguration, vacation, deed or other instrument If more than ten percent (10%) of the rentable area of the Premises is taken, or if access to the Premises is substantially impaired, Tenant shall have the option to terminate this Lease upon ninety (90) days notice, provided such notice is given no later than ninety (90) days after the date of such taking. Landlord shall be entitled to receive the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant's personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Term, and for moving expenses (so long as such claim does not diminish the award available to Landlord, its ground lessor with respect to the Land or its mortgagee, and such claim is payable separately to Tenant). All Rent shall be apportioned as of the date of such termination, or the date possession of the Premises or Building, or portion thereof, is taken by the condemning authority, whichever shall first occur If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated.

16. ASSIGNMENT AND SUBLETTING.

16.1 Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld conditioned or delayed, as further described below: (i) assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, (ii) permit any assignment or other such foregoing transfer of this Lease or any interest hereunder by operation of law, (iii) sublet the Premises or any part thereof, or (iv) permit the use of the Premises by any persons other than Tenant and its employees (all of the foregoing are hereinafter sometimes referred to collectively as "Transfers" and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a "Transferee" and a Permitted Transferee. A "Permitted Transferee" shall mean any person or entity (i) controlling, controlled by or under common control with Tenant or any of its affiliates, (ii) acquiring any direct or indirect ownership interest in Tenant, (iii) which acquires all or substantially all of Tenant's assets and assumes Tenant's obligations under this Lease, (iv) acquiring all or substantially all of the voting stock of Tenant, (v) with which Tenant merges or consolidates, (vi) acquiring any interest in the stock or other ownership interests where such transfers of stock are effected through the "over-the-counter" market or through any recognized stock exchange or in connection with a public offering of shares of Tenant, (vii) which has an

interest in Tenant and is either increasing or decreasing the size of such interest, or (viii) providing services to Tenant provided that the aggregate space occupied by all such persons or entities providing services to Tenant does not exceed fifteen (15%) of the Premises If Tenant shall desire Landlord's consent to any Transfer, Tenant shall notify Landlord in writing, which notice shall include: (a) the proposed effective date (which shall not be less than twenty (20) nor more than one hundred eighty (180) days after Tenant's notice), (b) the portion of the Premises to be Transferred (herein called the "Subject Space"), (c) all of the terms of the proposed Transfer and the consideration therefor, the name and address of the proposed Transferee, and a copy of all documentation pertaining to the proposed Transfer, and (d) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, and any other reasonable information to enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee's business and proposed use of the Subject Space, and such other information as Landlord may reasonably require. Any Transfer made without Landlord's prior written consent, to the extent required above, shall, at Landlord's option, be null, void and of no effect, and any acceptance of rent by Landlord from any purported Transferee shall not be deemed a consent to a Transfer or a waiver of any of Landlord's rights or remedies hereunder.

16.2 Landlord will not unreasonably withhold, condition or delay its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in Tenant's notice. The parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following applies (without limitation as to other reasonable grounds for withholding consent): (i) the Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building, or would be a significantly less prestigious occupant of the Building than Tenant, (ii) the Transferee intends to use the Subject Space for purposes which are not permitted under this Lease, (iii) the Transfer will result in more than a reasonable and safe number of occupants per floor within the Subject Space, or will result in insufficient parking for the Building, (iv) the Subject Space is not regular in shape with appropriate means of ingress and egress suitable for normal renting purposes, (v) the Transferee is either a governmental agency or instrumentality thereof or an occupant of the Office Section, (vi) the Transfer will involve an assignment of this Lease for less that the entire Premises and less than the remaining Term, or a sublease of all or a portion of the Premises for a term less than one year, (vii) the proposed Transferee is not solvent or does not, in Landlord's judgment, have an adequate net worth, (viii) Tenant has committed a default under this Lease not cured at the time Tenant requests consent to the proposed Transfer, or (ix) the proposed Transfer would cause Landlord to be in violation of any other leases or agreements to which Landlord is a party, or would give any occupant of the Building a right to cancel its lease.

16.3 Landlord consents to a Transfer, and as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay Landlord fifty percent (50%) of any "Excess" (as defined below) received by Tenant from such Transfer. As used in this Paragraph, the word "Excess" shall mean all amounts which are paid to Tenant under a Transfer (adjusted for Tenant's costs of obtaining the Transfer including, without limitation all third party brokerage fees, tenant improvement costs, marketing fees, tenant concessions and legal fees actually incurred in connection with such Transfer) in excess of the amounts payable under this Lease by Tenant to Landlord. In the event that in any year the amount paid by the Transferee to

Tenant is less than the amount paid by Tenant under this Lease, such deficiency shall be offset against any future Excess. If part of the consideration for such Transfer shall be payable other than in cash, Landlord's share of such non--cash consideration shall be in such form as is reasonably satisfactory to Landlord. Such percentage of the Excess shall be paid promptly by Tenant upon Tenant's receipt from time to time of periodic payments from such Transferee or such other time as Tenant shall realize an Excess from such Transfer

16.4 If Landlord consents to a Transfer: (a) the terms and conditions of this Lease, including among other things, Tenant's liability for the Subject Space, shall in no way be deemed to have been waived or modified, (b) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (c) no Transferee, other than a Permitted Transferee, shall succeed to any rights provided in this Lease or any amendment hereto to extend the Term of this Lease, expand the Premises, or lease additional space, any such rights being deemed personal to Tenant, (d) as a condition thereto, Tenant shall first deliver to Landlord, an original executed copy of all documentation pertaining to the Transfer, including but not limited to an assumption agreement by the Transferee, in form reasonably acceptable to Landlord, and (e) Tenant shall furnish upon Landlord's request a complete statement, certified by an independent certified public accountant, or Tenant's chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall within thirty (30) days after demand, pay the deficiency and Landlord's costs of such audit. Any sublease hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any sublease, Landlord shall have the right to: (i) treat such sublease as cancelled and repossess the Subject Space by any lawful means, or (ii) require that such subtenant attorn to and recognize Landlord as its landlord under any such sublease.

16.5 In no event shall Tenant assign this Lease or enter into any sublease, license, concession or other agreement for use, occupancy or utilization of any part of the Premises which provides for a rental or other payment for such use, occupancy or utilization based in whole or in part on the income or profits derived by any person from the Premises leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales), and Tenant agrees that all assignments, subleases, licenses, concessions or other agreements for use, occupancy or utilization of any part of the Premises shall provide that the person having an interest in the possession, use, occupancy or utilization of the Premises shall not enter into any lease, sublease, license, concession or other agreement for use, occupancy or utilization of space in the Premises which provides for a rental or other payment for such use, occupancy or utilization based in whole or in part on the income or profits derived by any person from the Premises leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales). Tenant further agrees that any such purported assignment, sublease, license, concession or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy or utilization of any part of the Premises

16.6 Notwithstanding anything contained herein, the consent of Landlord shall not be necessary in connection with a Transfer to a Permitted Transferee, provided (a) if such Transfer is of a direct or indirect controlling interest in Tenant, Landlord receives written notice of such Transfer, (b) Tenant remains liable for all obligations under this Lease, (c) such Transfer is not intended to deprive Landlord of the benefits conferred upon it by the terms of this Lease, (d) such Transfer has no material adverse impact on the ability of Tenant to meet its obligations under this Lease, and (e) upon Landlord's reasonable request in the case of an assignment or a subletting to a Permitted Transferee, Tenant shall demonstrate to Landlord that such Permitted Transferee shall have the financial wherewithal to meet Tenant's obligations under this Lease.

17. SURRENDER OF POSSESSION.

Upon the expiration of the Term or upon the termination of Tenant's right of possession, whether by lapse of time or otherwise, Tenant shall forthwith surrender the Premises to Landlord in good order, repair and condition, ordinary wear and casualty losses excepted (provided, that with respect to any casualty losses, Tenant pursues any insurance claims that it may have with respect to such losses and all insurance proceeds, other than those relating to the personal property of Tenant, are promptly delivered to Landlord), and shall, if Landlord so requires, restore the Premises to the condition existing at the beginning of the Term, except to the extent Tenant has made alterations to the Premises not requiring Landlord's consent and such alterations do not have a material negative effect on Landlord's ability to re-lease the Premises. Except with respect to items where restoration is a condition of Landlord's consent, or items where restoration is specifically required under other sections of this Lease, Tenant shall have no obligation to restore the Premises with regard to alterations that are approved by Landlord in accordance herewith, including any alterations made by Landlord or Tenant as part of the Initial Improvements pursuant to the Work Agreement. Any interest of Tenant in the alterations, improvements and additions to the Premises made or paid for by Landlord or Tenant shall, without compensation to Tenant, become Landlord's property at the termination of this Lease by lapse of time or otherwise and such alterations, improvements and additions shall be relinquished to Landlord in good condition, ordinary wear and casualty losses excepted (provided, that with respect to any casualty losses, Tenant pursues any insurance claims that it may have with respect to such losses and all insurance proceeds are promptly delivered to Landlord) Upon the termination of the Term or of Tenant's right of possession, Tenant shall remove office furniture, trade fixtures, office equipment and all other items of Tenant's property on the Premises. Tenant shall pay to Landlord upon demand the cost of repairing any damage to the Premises and to the Building caused by any such removal. If Tenant shall fail or refuse to remove any such property from the Premises, Tenant shall be conclusively presumed to have abandoned the same, and title thereto shall thereupon pass to Landlord without any cost either by set-off, credit, allowance or otherwise, and Landlord may at its option accept the title to such property or at Tenant's expense may (i) remove the same or any part thereof in any manner that Landlord shall choose, (ii) repair any damage to the Premises caused by such removal, and (iii) store, destroy or otherwise dispose of the same without incurring liability to Tenant or any other person.

18. HOLDING OVER.

During each month or portion thereof for which Tenant shall retain possession of the Premises or any part thereof after the termination of the Term or of Tenant's right of

possession, whether by lapse of time or otherwise, in addition to performing all of Tenant's other obligations hereunder, Tenant shall pay to Landlord an amount as Rent equal to (a) for the first thirty (30) days of such holdover, one hundred percent (100%) of one-twelfth the Base Rent and Additional Rent paid by Tenant during the previous Calendar Year, (b) for the next (60) days of such holdover, the greater of (i) the market rental rate or (ii) one hundred fifty percent (150%) of one-twelfth the Base Rent and one hundred percent (100%) of one-twelfth the Additional Rent paid by Tenant during the previous Calendar Year, and (c) thereafter, the greater of (i) the market rental rate and (ii) one hundred fifty percent (150%) of one-twelfth the Base Rent and the Additional Rent paid by Tenant during the previous Calendar Year, and in any such event, Tenant also shall pay all actual damages sustained by Landlord on account thereof. The provisions of this Paragraph 18 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law.

19. ESTOPPEL CERTIFICATE.

Tenant agrees, that, from time to time upon not less than ten (10) days prior request by Landlord, Tenant, will deliver to Landlord or Landlord's designee a certificate in writing, substantially in the form of Exhibit E attached hereto and made a part hereof, certifying (i) that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease as modified is in full force and effect), (ii) the dates to which Rent and other charges have been paid; (iii) that Landlord is not in default under any provision of this Lease, or, if in default, the nature thereof in detail, (iv) such matters as are shown on Exhibit E, and (v) such further matters as may reasonably be requested, it being intended that any such statement may be relied upon by any mortgagees or prospective mortgagees of the Land, Building and/or Office Section, or any prospective assignee of any mortgagee thereof or any prospective or actual purchaser of the Office Section or Building or an interest therein. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes, and in the event Tenant fails so to do within ten (10) days after written demand, Tenant shall be considered in default under this Lease.

20. SUBORDINATION.

This Lease is subject and subordinate to all present and future ground or underlying leases of the Land and to the lien of any mortgage or trust deed, now or hereafter in force against the Land and the Office Section, or any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgage or trust deed, unless the holders of such mortgage or trust deed, or the lessors under such ground lease or underlying leases require in writing that this Lease shall be superior thereto. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such first mortgage, to attorn, without any deductions or set-offs whatsoever, to the purchaser upon any such foreclosure sale if so requested to do so by such purchaser, and to recognize such purchaser as the lessor under this Lease, provided that Tenant receives from such purchaser an agreement that Tenant may remain in possession of the Premises pursuant to the terms of this Lease and retain all of the rights, options and privileges granted to Tenant as long as Tenant continues to perform its obligations under this Lease. Tenant shall at Landlord's request execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this

Lease to any such mortgage, trust deed, ground leases or underlying leases Tenant shall execute and deliver, upon the request of Landlord, a subordination, non-disturbance and attornment on Landlord's mortgagee's standard form Landlord shall provide an Agreement of Subordination, Non-Disturber and Attornment, in the form of Exhibit F attached hereto and made a part hereof, which Tenant shall execute and deliver, upon the execution of this Lease, and which Landlord shall thereafter cause to be executed by its mortgagee.

21. CERTAIN RIGHTS RESERVED BY LANDLORD

Landlord shall have the following rights, each of which Landlord may exercise without notice to Tenant and without liability to Tenant for damage or injury to property, person or business on account of the exercise thereof, and the exercise of any such rights shall not be deemed to constitute an eviction or disturbance of Tenant's use or possession of the Premises and shall not give rise to any claim for set-off or abatement of rent and any other claim:

21.1 To change the Building's name or street address

21.2 Except in the Premises, to install, affix and maintain any and all signs on the exterior and on the interior of the Building

21.3 To decorate or to make repairs, alterations, additions, or improvements, whether structural or otherwise (including alterations in the location or configuration of the common areas), in and about the Building, or any part thereof, and for such purposes to enter upon the Premises, upon reasonable prior notice (except in an emergency), and during the continuance of any of said work, to temporarily close doors, entryways, public space and corridors in the Building and to interrupt or temporarily suspend services or use of facilities, all without affecting any of Tenant's obligations hereunder, so long as the Premises are reasonably accessible and usable and shall use reasonable efforts to conduct intrusive activities after business hours to avoid interrupting Tenant's use and occupancy of the Premises

21.4 To furnish door keys or other entry device for the entry door(s) in the Premises at the commencement of the Term and to retain at all times, and to use in appropriate instances, keys to all doors within and into the Premises Tenant agrees to purchase only from Landlord or Landlord's designee additional duplicate keys as required, to change no locks, and to affix no locks on doors without the prior written consent of Landlord. Notwithstanding the provisions for Landlord's access to Premises, except for Landlord's gross negligence or willful misconduct, Tenant relieves and releases Landlord of all responsibility arising out of theft, robbery, pilferage and personal assault. Upon the expiration of the Term or of Tenant's right to possession, Tenant shall return all keys to Landlord and shall disclose to Landlord the combination of any safes, cabinets or vaults left in the Premises

21.5 To designate and approve all window coverings used in the Building.

21.6 To approve the weight, size and location of safes, vaults and other heavy equipment and articles in and about the Premises and the Building so as not to exceed the legal live load per square foot designated by the structural engineers for the Building, and to require all such items and furniture and similar items to be moved into or out of the Building and Premises only at such times and in such manner as Landlord shall reasonably direct in writing

Tenant shall not install or operate machinery or any mechanical devices of a nature not directly related to Tenant's ordinary use of the Premises without the prior written consent of Landlord. Tenant's movements of property into or out of the Building or Premises and within the Building are entirely at the risk and responsibility of Tenant, and Landlord reserves the right to require permits before allowing any property to be moved into or out of the Building or Premises.

21.7 To establish reasonable controls for the purpose of regulating all property and packages, both personal and otherwise, to be moved into or out of the Building and Premises and all persons using the Building after normal office hours

21.8 To regulate reasonably delivery and service of supplies in order to maintain the cleanliness and security of the Premises and Building and to avoid congestion of the loading docks, receiving areas and freight elevators.

21.9 To show the Premises to prospective tenants with reasonable prior verbal notice at reasonable hours during the last twelve (12) months of the Term and, if the Premises have been vacated or abandoned, to show the Premises at any time to prospective tenants with prior verbal notice (if Tenant has left a notice address).

21.10 To erect, use and maintain pipes, ducts, wiring and conduits, and appurtenances thereto, in and through the Premises at reasonable locations.

21.11 To enter the Premises at any reasonable time with prior notice to Tenant (except in the event of an emergency when no notice shall be required) to inspect the Premises.

21.12 To grant to any person or to reserve unto itself the exclusive right to conduct any business or render any service in the Building. If Landlord elects to make available to tenants in the Building any services or supplies, or arranges a master contract therefor, Tenant agrees to obtain its requirements, if any, therefor from Landlord or under any such contact, provided that the charges therefor are reasonable

22. RULES AND REGULATIONS.

Tenant shall, and shall cause all of its subtenants and occupants, and its and their agents, employees, invitees and licensees to observe faithfully and comply strictly with the following rules and regulations, as they may be supplemented and revised by Landlord from time to time, and such other rules and regulations promulgated from time to time by Landlord, as in Landlord's reasonable judgment may be desirable for the safety, care and cleanliness of the Building and the Premises, or for the preservation of good order therein. Landlord shall not be liable to Tenant for violation of such rules and regulations by, or for Landlord's failure to enforce the same against, any other tenant, its subtenants and occupants and its and their agents, employees, invitees or licensees, nor shall any such violation or failure constitute, or be treated as contributing to, an eviction, actual or constructive, or affect Tenant's covenants and obligations hereunder, or allow Tenant to reduce, abate or offset the payment of Rent or other sum under this Lease.

22.1 Any sign, lettering, picture, notice, or advertisement installed within Tenant's Premises which is visible to the public from within the Building shall be installed at

Tenant's cost and in such manner, character and style as Landlord may approve in writing. No sign, lettering, picture, notice or advertisement shall be placed on any outside window or in any position so as to be visible from outside the Building

22.2 Tenant shall not use the name of the Building or use pictures or illustrations of the Building in advertising or other publicity, without prior written consent of Landlord. Consent shall not be required for the use of "900 North Michigan" solely for purposes of listing Tenant's address.

22.3 Tenant, its subtenants and its and their agents, employees, invitees, licensees customers and guests shall not obstruct sidewalks, entrances, passages, courts, corridors, vestibules, halls, elevators and stairways in and about the Building. Each of said parties shall move all supplies, furniture and equipment as soon as received directly to the Premises, and shall move all such items and waste (other than waste customarily removed by Building employees) that are at any time being taken from the Premises directly to the areas designated for disposal. Landlord shall in all cases retain the right to control and prevent access to all courts, passageways, entrances, exits, loading or shipping areas, elevators, stairways, corridors, halls and roofs by all persons whose presence, in the judgment of Landlord, shall be prejudicial to the safety or security of the Building or its occupants. None of said parties shall enter into areas reserved for the exclusive use of Landlord or its agents, employees, licensees or invitees.

22.4 Tenant shall not make unreasonable noises, cause disturbances, create vibrations, odors or noxious fumes or use or operate any electrical or electronic devices or other devices that emit sound waves (other than cellular telephones, electric transmitters and similar devices generally in use in offices in the Building) or are dangerous to other tenants and occupants of the Building or that would interfere with the operation of any device or equipment or radio or television broadcasting or reception from or within the Building or elsewhere, and shall not place or install any projections, antennae, aerials or similar devices inside or outside of the Premises.

22.5 Tenant shall not make any room-to-room canvass to solicit business from other tenants in the Building, and shall not exhibit, sell or offer to sell, use, rent or exchange any item or services in or from the Premises unless ordinarily embraced within Tenant's use of the Premises as specified in this Lease.

22.6 Tenant shall not waste electricity or water and agrees to cooperate fully with Landlord to assure the most effective operation of the Building's heating and air conditioning. Tenant shall keep public corridor doors closed.

22.7 Bicycles shall not be permitted in the Building in other than Landlord-designated locations.

22.8 Tenant assumes full responsibility for protecting its space from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed and secured.

22.9 Peddlers, solicitors and beggars shall be reported to the office of the Building or as Landlord otherwise requests.

22.10 Tenant shall neither install nor operate machinery or any mechanical devices of a nature not directly related to Tenant's ordinary use of the Premises without the written permission of Landlord

22.11 No person or contractor not employed by Landlord shall be used to perform window washing, cleaning, or repair work on the Premises

22.12 Unless Landlord so consents, Tenant shall not, and Tenant shall not permit or suffer anyone to:

(i) Cook in the premises (other than the use of microwaves, toaster- ovens and similar devices generally in use in offices in the Building);

(ii) Place vending or dispensing machines of any kind in or about the Premises (other than vending machines for the exclusive use of Tenant's employees); or

(iii) At any time sell, purchase or give away, or permit the sale, purchase or gift of, food in any form.

22.13 Tenant shall not:

(i) Use the Premises for lodging or for any immoral or illegal purposes.

(ii) Use the Premises to engage in the manufacture or sale of any spirituous, fermented, intoxicating or alcoholic beverages on the Premises.

(iii) Use the Premises to engage in the manufacture or sale of, or permit the use of, any illegal drugs on the Premises.

22.14 In no event shall any person bring into the Building inflammables such as gasoline, kerosene, naphtha and benzene, or explosives or firearms or any other article of intrinsically dangerous nature. If by reason of the failure of Tenant to comply with the provisions of this Paragraph, any insurance premium payable by Landlord for all or any part of the Building shall at any time be increased above normal insurance premiums for insurance not covering the items aforesaid, Landlord shall have the option to either terminate this Lease or to require Tenant to make immediate payment for the whole of the increased insurance premium.

22.15 Tenant shall cooperate with and participate in all security programs affecting the Building.

22.16 Tenant shall cause all floors within the Premises to be carpeted; provided that areas such as kitchens, utility closets, entrances, production rooms, computer rooms,

photocopying areas and other similar areas may contain another type of floor-covering if Tenant first obtains written approval from Landlord

22 17 Tenant shall not drill, or permit to be drilled, any holes in any window frames (mullions) located within the Premises

22 18 Furniture, freight and other large or heavy articles may be brought into the Building only at times and in the manner (including use of freight elevators and the loading area) designated by Landlord, and always at Tenant's sole responsibility Landlord may direct and control the location of safes and all other heavy articles and, if considered necessary by Landlord, require supplementary supports at the expense of Tenant of such material and dimensions as Landlord may deem necessary to properly distribute the weight. Any damage done to the Building by moving or maintaining such furniture, freight, safes or any other articles shall be repaired at the expense of Tenant All furniture, equipment, cartons and similar articles desired to be removed from the Premises or the Building shall be listed in writing by Tenant with Landlord and a removal permit therefor shall first be obtained from Landlord

Landlord shall have the right from time to time to prescribe additional rules and regulations which, in its reasonable judgment, may be desirable for the use, entry, operation and management of the Premises and Office Section, each of which rules and regulations and any amendments thereto shall become a part of this Lease without further action of the parties. Tenant shall comply with all such rules and regulations; provided, however, that such rules and regulations shall (a) not substantially diminish any right or privilege herein expressly granted to Tenant, and (b) shall be consistent with rules applicable to comparable first class buildings in Chicago, Illinois

23. LANDLORD'S REMEDIES

If default shall be made in the payment of the Rent or any installment thereof or in the payment of any other sum required to be paid by Tenant under this Lease or under the terms of any other agreement between Landlord and Tenant and such default shall continue for ten (10) days after written notice to Tenant, or if default shall be made in the observance or performance of any of the other covenants or conditions in this Lease which Tenant is required to observe and perform and such default shall continue for thirty (30) days after written notice to Tenant (or such additional time as may reasonably be required if such default cannot be reasonably cured within thirty (30) days, provided in no event shall such additional time exceed forty-five (45) additional days), or if a default involves a hazardous condition and is not cured by Tenant as promptly as is necessary to remove the hazardous condition but in any event within five (5) business days after written notice to Tenant, or if the interest of Tenant in this Lease shall be levied on under execution or other legal process, or if any voluntary petition in bankruptcy or for corporate reorganization or any similar relief shall be filed by Tenant, or if any involuntary petition in bankruptcy shall be filed against Tenant under any federal or state bankruptcy or insolvency act and shall not have been dismissed within sixty (60) days from the filing thereof, or if a receiver shall be appointed for Tenant or any of the property of Tenant by any court and such receiver shall not have been dismissed within sixty (60) days from the date of his appointment, or if Tenant shall make an assignment for the benefit of creditors, or if Tenant shall admit in writing Tenant's inability to meet Tenant's debts as they mature, or if Tenant shall cease

to occupy the Premises for a period of thirty (30) days during the Term (other than if the Premises are inaccessible or unfit for occupancy), then Landlord may treat the occurrence of any one or more of the foregoing events as a breach of this Lease, and thereupon at its option may, without notice or demand of any kind to Tenant or any other person, have any one or more of the following described remedies in addition to all other rights and remedies provided at law or in equity or elsewhere herein:

(i) Landlord may terminate this Lease and the Term created hereby by giving Tenant written notice of Landlord's election to do so and the effective date thereof, in which event Landlord may forthwith repossess the Premises and be entitled to recover forthwith, in addition to any other sums or damages for which Tenant may be liable to Landlord, as liquidated damages a sum of money equal to the excess of the present value of the Rent provided to be paid by Tenant for the balance of the Term over the present fair market rental value of the Premises, after deduction of all anticipated expenses of reletting, for said period (such present value to be computed on the basis of a per annum discount rate equal to 200 basis points above the effective annual yield on U.S. Treasury obligations maturing closest to the Termination Date calculated on the date specified in said notice). Should the present fair market rental value of the Premises, after deduction of all anticipated expenses of reletting, for the balance of the Term exceed the present value of the Rent provided to be paid by Tenant for the balance of the Term, Landlord shall have no obligation to pay to Tenant the excess or any part thereof or to credit such excess or any part thereof against any other sums or damages for which Tenant may be liable to Landlord.

(ii) Landlord may terminate the right of Tenant to possession of the Premises without terminating this Lease by giving written notice to Tenant that Tenant's right to possession shall end on the date stated in such notice, whereupon the right of Tenant to possession of the Premises or any part thereof shall cease on the date stated in such notice. If Landlord terminates the right of Tenant to possession of the Premises without terminating this Lease, such termination of possession shall not release Tenant, in whole or in part, from Tenant's obligations to pay the Rent hereunder for the full Term, or at Landlord's option, the present value of the Rent (at the then current rates therefor) for the period from the date stated in the notice terminating possession to the Termination Date (such present value to be computed on the basis of a per annum discount rate equal to 200 basis points above the effective annual yield on U.S. Treasury obligations maturing closest to the Termination Date calculated on the date specified in said notice) shall, at the option of Landlord, be immediately due and payable by Tenant to Landlord, together with any other monies due hereunder, and Landlord shall have the right of immediate recovery of all such amounts. In the alternative, Landlord shall have the right from time to time to recover from Tenant, and Tenant shall remain liable for all Rent not theretofore accelerated and paid pursuant to the foregoing sentence and any other sums thereafter accruing as they become due under this Lease during the period from the date of such notice of termination of possession to the Termination Date. In any such case, Landlord shall use reasonable efforts to re-let the Premises or any part thereof for the account of Tenant for such rent, from time to time (which may be for a term extending beyond the Term of this Lease) and upon such terms as Landlord in Landlord's sole discretion shall determine, and Landlord shall be required to accept any commercially reasonable substitute tenant offered by Tenant. Also, in any such case, Landlord may change the locks or other entry devices of the Premises and make reasonable repairs, alterations and additions in or to the Premises and redecorate the same to the

extent deemed by Landlord necessary or desirable to relet the Premises, and Tenant shall upon written demand pay the reasonable and actual cost thereof together with Landlord's expenses of re-letting, including without limitation, brokerage commissions payable to Landlord's agent or to others. Landlord may collect the rents from any such re-letting and apply the same first to the payment of the expenses of reentry, redecoration, repair and alterations and the expenses of re-letting and second to the payment of Rent therein provided to be paid by Tenant, and any excess or residue shall operate only as an offsetting credit against the amount of Rent due and owing or paid as a result of acceleration or as the same thereafter becomes due and payable hereunder, but the use of such offsetting credit to reduce the amount of Rent due Landlord, if any, shall not be deemed to give Tenant any right, title or interest in or to such excess or residue and any such excess or residue shall belong to Landlord solely, provided that in no event shall Tenant be entitled to a credit on its indebtedness to Landlord in excess of either the aggregate sum due and owing or paid as a result of acceleration or which would have been paid by Tenant for the period for which the credit to Tenant is being determined, had no default occurred, as applicable. No such reentry, repossession, repairs, alterations, additions or re-letting shall be construed as an eviction or ouster of Tenant or as an election on Landlord's part to terminate this Lease, unless a written notice of such intention is given to Tenant, or shall operate to release Tenant in whole or in part from any of Tenant's obligations hereunder, and Landlord may, at any time and from time to time, sue and recover judgment for any deficiencies from time to time remaining after the application from time to time of the proceeds of any such re-letting.

(iii) Landlord, without thereby waiving such default, may perform the same for the account and at the expense of Tenant, without notice in a case of emergency or in case of correction of a dangerous or hazardous condition, and in any other case if such default continues after ten (10) days from the date of the giving by Landlord to Tenant of written notice of intention so to do. Bills for any expense incurred by Landlord in connection with any such performance by Landlord for the account of Tenant, and shall be due and payable in accordance with the terms of said bills, and if not paid when due, the amounts thereof shall immediately become due and payable as Additional Rent under this Lease.

24. PREVAILING RENTAL RATE.

24.1 For purposes of Paragraph 25, "Prevailing Rental Rate" means the average per square foot rental rate per month for all leases ("Comparable Leases") for periods approximately as long as the Extension Period, executed by new tenants and renewing tenants for similar uses and lengths of time for comparable space and comparable size in comparable Class A office buildings, located north of the Chicago River on North Michigan Avenue, at the time upon which such Prevailing Rental Rate is to become effective, subject to reasonable adjustments for comparable space on more or less desirable floors or areas of the Property. Such rates shall be determined and agreed upon by Landlord and Tenant based on the so-called "face rate" of such Comparable Leases, i.e., without regard to any free rent periods, improvement allowances, take-over lease obligations, or other economic incentives; however, any such economic incentives generally provided in Comparable Leases shall also be provided to Tenant. If Comparable Leases include base years, stop levels, or other provisions respecting taxes or operating expenses, or include any other economic provisions, including, without limitation, consumer price provisions, utility reimbursements, or fixed rent increases, the same shall be included in Tenant's renewal terms.

24 2 Within thirty (30) days of its receipt of Tenant's notice electing to take the applicable space, Landlord shall provide Tenant with written notice setting forth its determination of the Prevailing Rental Rate Tenant shall have thirty (30) days from receipt of Landlord's determination of the Prevailing Rental Rate to accept or reject, in writing, such determination Failure of Tenant to accept or reject Landlord's determination of the Prevailing Rental Rate within the foregoing thirty (30) day period shall be deemed a rejection by Tenant of Landlord's determination of the Prevailing Rental Rate. If Tenant rejects such determination, Landlord and Tenant shall, for a period of thirty (30) days, negotiate in good faith to determine the Prevailing Rental Rate If at the end of such thirty (30) day period, Landlord and Tenant have not determined the Prevailing Rental Rate, then either party shall have the option, to be exercised in writing at any time after the expiration of such thirty (30) day period, to request that the Prevailing Rental Rate be determined by arbitration, under the Commercial Arbitration Rules of the American Arbitration Association then in effect, in which event Tenant's election to extend the Term shall be irrevocable Such arbitration determination shall be final and binding upon the parties, and the parties shall be deemed to have accepted same as the Prevailing Rate

24 3 In recognition that the Prevailing Rental Rate may not be determined until after Tenant has taken possession of the applicable space, Tenant shall pay during the period from which Rent is to commence with respect to the applicable space, until the Prevailing Rental Rate is determined, the amount of Rent then in effect (including Base Rent, and all other charges). Under no circumstances shall the Rent during the foregoing time period ever be less than such amount of Rent then in effect under the Lease on per rentable square foot basis, regardless of the Prevailing Rental Rate, as determined in accordance with the foregoing provisions If the Prevailing Rental Rate is determined to be greater than such amount, Tenant shall pay Landlord, within thirty (30) days after written request therefore, the difference between the amount required by such determination of the Prevailing Rental Rate, and the amount of Rent theretofore paid by Tenant during foregoing time period.

25. OPTION TO RENEW.

25.1 Tenant is hereby granted two (2) options to extend the Term for a period of sixty (60) consecutive calendar months each (each an "Extension Period"), on the same terms and conditions in effect under the Lease immediately prior to the applicable Extension Period, except that Tenant shall have no additional rights to extend the Term, and the monthly Base Rent shall be modified as of the commencement of each Extension Period to be equal to the Prevailing Rental Rate Each option to extend may be exercised only by giving Landlord written notice thereof no earlier than twenty-four (24) months, and no later than twelve (12) months, prior to the commencement of the applicable Extension Period The exercise shall, at Landlord's election, be null and void if Tenant has received notice that it is in default under the Lease, and such default shall not have been cured (a) as of the date of this notice, if such default notice shall have been delivered prior to Tenant's delivery of the extension notice, or (b) as of the commencement of the applicable Extension Period, if such default notice shall have been delivered after the delivery of the extension notice but prior to the commencement of the applicable Extension Period

25.2 If Tenant shall fail to exercise the option herein provided, the option shall terminate, and shall be null and void and of no further force and effect Tenant's exercise of the

option shall not operate to cure any default by Tenant of any of the terms or provisions in the lease, nor to extinguish or impair any rights or remedies of Landlord arising by virtue of such default. If the lease or Tenant's right to possession of the Premises shall terminate in any manner whatsoever before Tenant shall exercise the option herein provided, or if a Transfer of all or any portion of the Premises to a party other than a Permitted Transferee shall have occurred, then immediately upon such termination or Transfer, the option herein granted to extend the Term, shall simultaneously terminate and become null and void. Such option is personal to Tenant. Under no circumstances whatsoever shall a Transferee, other than a Permitted Transferee, have any right to exercise the option to extend granted herein. Time is of the essence of this provision.

26. RIGHTS OF EXPANSION AND CONTRACTION

26.1 Tenant shall have a right (the "First Expansion Right") to lease approximately 8,500, plus or minus ten percent (10%), of additional space (the "First Expansion Space"), located either in the portion of the 10th floor of the Building cross-hatched on Exhibit G attached hereto, or on the 13th floor of the Building, as designated by Landlord in accordance herewith, on the same terms and provisions then in effect under this Lease, with the monthly Base Rent for such space, on a square foot basis, being equal to the rate then applicable to the Premises, provided, however, that if the First Expansion Space is located on the portion of 10th floor of the Building cross-hatched on Exhibit G attached hereto, the monthly Base Rent for such space shall be $3.50 per rentable square foot less than the rate, on a square foot basis, then applicable to the Premises. The First Expansion Space shall be delivered to Tenant in an "as is" condition. Landlord shall provide an allowance to Tenant (the "First Expansion Allowance") equal to $55.00, multiplied by (i) the rentable square footage of the First Expansion Space, and (ii) a fraction, the numerator of which is the number of months remaining in the Term after commencement of Rent for the First Expansion Space and the denominator of which is the total number of months in the Term (156), which allowance will be available for Tenant's use in connection with its initial improvements to the First Expansion Space (the "First Expansion Improvements"). Landlord shall pay Tenant or its designee, as set forth and in accordance with the Work Agreement, the First Expansion Allowance within twenty (20) days of presentation by Tenant of invoices, and partial or final lien waivers as applicable, with respect to the First Expansion Improvements. Tenant shall forfeit any portion of the First Expansion Allowance for which Tenant does not submit invoices and lien waivers during the twelve (12) month period immediately following delivery of the First Expansion Space to Tenant in connection with the First Expansion Improvements. The Rent for the First Expansion Space shall commence on the earlier to occur of (a) the later of (i) the commencement date for the First Expansion Space as designated by Landlord pursuant to this Paragraph 26.1, and (ii) seventy-five (75) days after Landlord delivers the First Expansion Space to Tenant; and (b) the date Tenant opens for business in the First Expansion Space. The right to lease the First Expansion Space may be exercised only by giving Landlord written notice of Tenant's intention to lease the First Expansion Space no earlier than April 1, 2007, and no later than October 1, 2007. Within thirty (30) days of its receipt of Tenant's notice electing to lease the First Expansion Space, Landlord shall provide written notice to Tenant indicating (a) the location, configuration and rentable square footage of the First Expansion Space, and (b) the date when the First Expansion Space shall be available for occupancy, which date shall (i) be within six (6) months of October 1, 2008 and (ii) be deemed the commencement date (but not the Rent commencement date) for Tenant's

lease of the First Expansion Space Tenant shall then have thirty (30) days in which to notify Landlord in writing of its acceptance or rejection of the First Expansion Space. Tenant's failure to accept or reject the First Expansion Space within the foregoing thirty (30) day period, shall be deemed a rejection of the First Expansion Space. After Tenant notifies Landlord of its acceptance of the First Expansion Space, the parties shall execute an amendment to this Lease, adding such space, or such other documentation as Landlord shall reasonably require, and Landlord shall prepare the same, in order to confirm the leasing of such space to Tenant, but an otherwise valid exercise of the expansion rights contained herein shall be fully effective, whether or not such confirmatory documentation is executed

26.2 If Tenant has exercised the First Expansion Right, Tenant shall have a right (the "Second Expansion Right") to lease the remainder of the space on the same floor as the First Expansion Space (the "Second Expansion Space; and collectively with the First Expansion Space and the 20th Floor Space, the "Expansion/Contraction Spaces"), on the same terms and provisions then in effect under this Lease, with the monthly Base Rent for such space being equal to the rate then applicable to the 11th floor of the Premises. The Second Expansion Space shall be delivered to Tenant in an "as is" condition. Landlord shall provide an allowance to Tenant (the "Second Expansion Allowance") equal to $55.00, multiplied by (i) the rentable square footage of the Second Expansion Space, and (ii) a fraction, the numerator of which is the number of months remaining in the Term after commencement of Rent for the Second Expansion Space and the denominator of which is the total number of months in the Term (156), which allowance will be available for Tenant's use in connection with its initial improvements to the Second Expansion Space (the "Second Expansion Improvements"). Landlord shall pay Tenant or its designee, as set forth and in accordance with the Work Agreement, the Second Expansion Allowance within twenty (20) days of presentation by Tenant of invoices, and partial or final lien waivers as applicable, with respect to the Second Expansion Improvements. Tenant shall forfeit any portion of the Second Expansion Allowance for which Tenant does not submit invoices and lien waivers during the twelve (12) month period immediately following delivery of the Second Expansion Space to Tenant in connection with the Second Expansion Improvements. The Rent for the Second Expansion Space shall commence on the earlier to occur of (a) the later of (i) the commencement date for the Second Expansion Space as designated by Landlord pursuant to this Paragraph 26.2, and (ii) seventy-five (75) days after Landlord delivers the Second Expansion Space to Tenant; and (b) the date Tenant opens for business in the Second Expansion Space. The right to lease the Second Expansion Space may be exercised only by giving Landlord written notice of Tenant's intention to lease the Second Expansion Space no earlier than April 1, 2010, and no later than October 1, 2010. Within thirty (30) days of its receipt of Tenant's notice electing to lease the Second Expansion Space, Landlord shall provide written notice to Tenant indicating (a) the rentable square footage of the Second Expansion Space, and (b) the date when the Second Expansion Space shall be available for occupancy, which date shall (i) be within six (6) months of October 1, 2011 and (ii) be deemed the commencement date (but not the Rent commencement date) for Tenant's lease of the Second Expansion Space. Tenant shall then have thirty (30) days in which to notify Landlord in writing of its acceptance or rejection of the Second Expansion Space. Tenant's failure to accept or reject the Second Expansion Space within the foregoing thirty (30) day period, shall be deemed a rejection of the Second Expansion Space. After Tenant notifies Landlord of its acceptance of the Second Expansion Space, the parties shall execute an amendment to this Lease, adding such space, or such other documentation as Landlord shall reasonably require, and Landlord shall prepare the same, in

order to confirm the leasing of such space to Tenant, but an otherwise valid exercise of the expansion rights contained herein shall be fully effective, whether or not such confirmatory documentation is executed.

26.3 If Tenant has not exercised the First Expansion Right, Tenant shall have a right (the "Alternate Second Expansion Right") to lease the First Expansion Space, but not any other space on the same floor as the First Expansion Space, on the same terms and provisions as set forth in Paragraph 26.1 above, except that (a) the right to lease the First Expansion Space pursuant to this Paragraph 26.3 may be exercised only by giving Landlord written notice of Tenant's intention to lease the First Expansion Space no earlier than April 1, 2010, and no later than October 1, 2010, (b) the date when the First Expansion Space shall be available for occupancy, shall be within six (6) months of October 1, 2011, and (c) Tenant shall have no right exercise the Second Expansion Right.

26.4 If Tenant has not exercised the Second Expansion Right or the Alternate Second Expansion Right, as applicable, then Tenant shall have the right (the "Contraction Right," and collectively with the First Expansion Right, the Second Expansion Right and the Alternate Second Expansion Right, the "Expansion/Contraction Right") to terminate this Lease with respect to the 20th Floor Space, provided that (a) the Contraction Right may be exercised only by giving Landlord written notice of Tenant's intention to terminate this Lease with respect to the 20th Floor Space no earlier than April 1, 2010, and no later than October 1, 2010, (b) the effective date of such termination shall be October 1, 2011, and (c) Tenant pays to Landlord a termination fee equal to $53.47 per rentable square foot of the 20th Floor Space, one half (1/2) of which shall be paid concurrently with the delivery of Tenant's notice electing to exercise the Contraction Right, and one half (1/2) of which shall be paid prior to September 1, 2011.

26.5 The Expansion Contraction Rights shall, at Landlord's election, be null and void if Tenant is in default under this Lease, after the expiration of any applicable notice and cure period, as of the date that Tenant notifies Landlord of its exercise of any Expansion/Contraction Right or upon the effective date of such Expansion/Contraction Right.

26.6 The foregoing Expansion/Contraction Rights shall apply only with respect to the entire applicable Expansion/Contraction Spaces, and may not be exercised with respect to only a portion thereof. If Tenant shall fail to exercise any such expansion right, after notice by Landlord of the availability of the applicable Expansion Space, as provided herein, such right shall be deemed to have lapsed and expired, and shall be of no further force or effect, and Landlord may thereafter freely lease all or a portion of the applicable Expansion/Contraction Space (other than the 20th Floor Space) to any other party, at any time, on any terms, in Landlord's sole discretion.

26.7 Tenant's exercise of any Expansion/Contraction Right shall not operate to cure any default by Tenant of any of the terms or provisions in this Lease, nor to extinguish or impair any rights or remedies of Landlord arising by virtue of such default. If the Lease or Tenant's right to possession of the Premises shall terminate in any manner whatsoever before Tenant shall exercise the right herein provided, or if a Transfer of all or any portion of the Premises to a Party other than a Permitted Transferee shall have occurred, then immediately upon such termination or Transfer the expansion right herein granted shall simultaneously

terminate and become null and void Such right is personal to Tenant. Under no circumstances whatsoever shall a Transferee, other than a Permitted Transferee, have any right to exercise the Expansion/Contraction Rights granted herein. Time is of the essence of this provision.

27. EXPENSES OF ENFORCEMENT.

Tenant shall pay upon demand all Landlord's reasonable costs, charges and expenses including the fees and out-of-pocket expenses of counsel, agents and others retained by Landlord incurred in enforcing Tenant's obligations hereunder or incurred by Landlord in any litigation, negotiation or transaction in which Tenant causes Landlord without Landlord's fault to become involved or concerned

28. ATTORNEYS FEES.

The Landlord shall pay upon demand all Tenant's reasonable costs, charges and expenses including the fees and out-of-pocket expenses of counsel, agents and others retained by Tenant incurred in enforcing Landlord's obligations hereunder or incurred by Tenant in any litigation, negotiation or transaction in which Landlord causes Tenant, without Tenant's fault, to become involved or concerned.

29. COVENANT OF QUIET ENJOYMENT/LANDLORD REPRESENTATIONS.

Landlord represents and warrants that it holds title to the Premises and the authority to enter this Lease Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

30. REAL ESTATE BROKER.

Tenant represents that, other than Steinco who shall be paid by Landlord pursuant to a separate written agreement, Tenant has not dealt with any broker in connection with this Lease, and that insofar as Tenant knows, no other broker negotiated this Lease or is entitled to any commission in connection therewith Tenant agrees to indemnify, defend and hold Landlord and its beneficiaries, employees, agents, their officers and partners, harmless from and against any claims made by any broker or finder for a commission or fee in connection with this Lease, provided that Landlord has not in fact retained such broker or finder. Landlord agrees to indemnify, defend and hold Tenant and its beneficiaries, employees, agents, their officers and partners, harmless from and against any claims made by any broker or finder for a commission or fee in connection with this Lease, provided that Landlord has in fact retained such broker or finder.

31. RIGHTS CUMULATIVE

All rights and remedies of Landlord under this Lease shall be cumulative and none shall exclude any other rights and remedies allowed by law

32. INTEREST

All payments becoming due under this Lease, whether from Landlord to Tenant or from Tenant to Landlord, and remaining unpaid when due shall bear interest until paid at the rate of four percent (4%) per annum above the prime rate, as set forth in the Wall Street Journal from time to time, or any successor periodical; provided, however, any interest due under this Section 32 on any amount, shall be reduced by any late fee paid on said amount pursuant to Section 33 below

33. PAST DUE RENT

If any installment of Rent or Additional Rent due hereunder is not paid on or before the tenth (10th) day of the month during which such installment is due, Tenant shall pay Landlord as Additional Rent, on or before the first day of the following month, five ($.05) cents for each dollar so overdue in order to defray Landlord's administrative and other costs in connection with such late payment

34. CONSENT OF LANDLORD

Where, under the terms of this Lease, the consent or approval of Landlord shall be required, such consent or approval, unless otherwise expressly provided for herein to the contrary, may be withheld in Landlord's sole discretion, so long as such determination is made in good faith. If Tenant shall request Landlord's consent and Landlord shall fail to refuse to give such consent, Tenant shall not be entitled to any damages for any withholding by Landlord of its consent, it being intended that Tenant's sole remedy shall be an action for specific performance or injunction, and that such remedy shall be available only in those cases where Landlord has expressly agreed in writing not to unreasonably withhold its consent, or where Landlord has acted in bad faith, or where, as a matter of law, Landlord may not unreasonably withhold its consent

35. TERMS

The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed.

36. BINDING EFFECT

Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Paragraph 16 hereof

37. LEASE CONTAINS ALL TERMS

All of the representations and obligations of Landlord are contained herein, and no modification, waiver or amendment of this Lease or of any of its conditions or provisions shall be binding upon Landlord unless in writing signed by Landlord or by a duly authorized agent of Landlord empowered by a written authority signed by Landlord.

38. DELIVERY FOR EXAMINATION

Submission of the form of this Lease for examination shall not bind Landlord in any manner, and no Lease or obligations of Landlord shall arise until this instrument is signed by both Landlord and Tenant and delivery is made to each.

39. NO AIR RIGHTS

No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease.

40. PARKING

Tenant and persons designated by Tenant shall be entitled to not less than an aggregate of thirty (30) parking passes for the garage at the Building at a cost equal to the lesser of the published rates for such parking passes being charged to other tenants of the Building, and the amount paid by JMB Realty Corporation for such parking passes for its employees.

41. RIGHT TO RELOCATE PREMISES

Landlord shall have a one-time right (the "Relocation Right") to substitute for the portion of the Premises located on the 20th floor of the Building (the "20th Floor Space") other premises (herein referred to as the "New Premises") at the Property, upon the following terms and conditions:

(A) Landlord shall provide Tenant with not less than thirteen (13) months notice of its exercise of the Relocation Right, which notice (the "Relocation Notice") shall be given not later than October 1, 2009, for an effective date of not later than October 1, 2010.

(B) The New Premises shall be an entire floor in the Office Section of the Building and on a lower floor than the 20th Floor Space and on a higher floor than the 10th floor of the Building.

(C) The monthly Base Rent for the New Premises shall be equal to the rate then applicable to the 11th floor portion of the Premises.

(D) Landlord shall pay the direct, out-of-pocket, reasonable expenses of Tenant in moving from the 20th Floor Space to the New Premises and improving the New Premises so that they are substantially similar to the 20th Floor Space, including any moving costs, replacement of existing stationary supplies and business cards, changes to the Building directory, and other incidental costs resulting therefrom.

(E) Such move shall be made during evenings, weekends, or otherwise so as to incur the least inconvenience to Tenant.

(F) Tenant may elect in a notice to Landlord, delivered within thirty (30) days of receipt of the Relocation Notice, to terminate this Lease with respect to the 20th Floor Space effective as of the date on which the New Premises was to have been delivered to Tenant pursuant to the Relocation Notice, without any obligation to pay any termination fee.

(G) In the event that Tenant exercises the termination right set forth in Subparagraph (F) above, Landlord may rescind its Relocation Right provided notice of same is delivered to Tenant within thirty (30) days of Landlord's receipt of Tenant's termination notice.

42. TRANSFER OF LANDLORD'S INTEREST.

Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Land and Building and in this Lease, and Tenant agrees that in the event of any such transfer Landlord shall automatically be released from all liability under this Lease arising subsequent to such transfer, or arising at any time if the transferee agrees to be liable for Landlord's obligations under this Lease arising prior to such transfer, and Tenant agrees to look solely to such transferee for the performance of Landlord's obligations hereunder after the date of transfer. Such transferee shall have no liability under this Lease with regard to Landlord's obligations prior to such date of transfer. The liability of any transferee of Landlord shall be limited to the interest of such transferee in the Land and Building and such transferee shall be without personal liability under this Lease, Tenant hereby expressly waiving and releasing said personal liability on behalf of itself and all persons claiming by, through or under Tenant. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

43. LANDLORD'S TITLE.

Landlord's title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

44. PROHIBITION AGAINST RECORDING

Neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant, and the recording thereof in violation of this provision shall make this Lease null and void at Landlord's election.

45. CAPTIONS.

The captions of Paragraphs and Subparagraphs are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Paragraphs or Subparagraphs.

46. COVENANTS AND CONDITIONS

All of the covenants of Tenant hereunder shall be deemed and construed to be "conditions," if Landlord so elects, as well as "covenants" as though the words specifically expressing or importing covenants and conditions were used in each separate instance.

47. RELATIONSHIP OF PARTIES

Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

48. APPLICATION OF PAYMENTS

Landlord shall have the right to apply payments received from Tenant pursuant to this Lease (regardless of Tenant's designation of such payments) to satisfy any obligations of Tenant hereunder, in such order and amounts, as Landlord in its sole discretion, may elect.

49. TIME OF ESSENCE

Time is of the essence of this Lease and each of its provisions.

50. GOVERNING LAW

Interpretation of this Lease shall be governed by the law of the state in which the Premises is located.

51. PARTIAL INVALIDITY

If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease (or the application of such term, provision or condition to persons or circumstances other than those in respect of which it is invalid or unenforceable) shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

52. NOTICES

All notices to be given under this Lease shall be in writing and either hand delivered, sent via national, overnight courier or deposited in the United States mail, certified or registered mail with return receipt requested, postage prepaid, addressed as follows:

If to Landlord:	Urban Retail Properties Co Office of the Building 900 North Michigan Avenue Chicago, Illinois 60611 Attention. General Manager
Copy to:	JMB/Urban 900 Development Partners, Ltd. 900 North Michigan Avenue 14th Floor Chicago, Illinois 60611 Attention: General Counsel

or to such other person or such other address designated by notice sent by Landlord to Tenant

If to Tenant.	At the Premises Attention: Paul Meister
Copy to.	Gardner Carton & Douglas 191 North Wacker Drive Suite 3700 Chicago, Illinois 60606 Attention: Tom Buranosky, Esq
Copy to:	Steinco 180 North LaSalle Street Suite 3810 Chicago, Illinois 60601 Attention: Mr. David Stein

or to such other address as is designated by Tenant in a notice to Landlord. Notice by mail shall be deemed to have been given upon deposit in the United States mail as aforesaid.

53. NO WARRANTY.

In executing and delivering this Lease, Tenant has not relied on any representation (including, but not limited to, any representation whatsoever as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis), warranty or any statement of Landlord which is not set forth herein or in one or more of the Exhibits attached hereto.

54. HAZARDOUS MATERIALS.

Tenant shall not (either with or without negligence) cause or permit the escape, disposal or release of any biologically or chemically active or other hazardous substance, or materials Tenant shall not allow the storage or use of such substances or materials in any manner not sanctioned by law or by the highest standards prevailing in the industry for the storage and use of such substances or materials, nor allow to be brought into the Building any such materials or substances except to use in the ordinary course of Tenant's business. Without limitation, hazardous substances and materials shall include those described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 6901 et seq., any applicable state or local laws and regulations adopted under these acts. If any lender or governmental agency shall ever require testing to ascertain whether or not there has been any release of hazardous materials by Tenant on the Premises, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as additional charges if such requirement applies to the Premises. In addition, Tenant shall execute affidavits, representations and the like from time to time at Landlord's reasonable request concerning Tenant's best knowledge and belief regarding the presence of hazardous substances or materials on the Premises. In all events, Tenant shall indemnify Landlord in the manner elsewhere provided in this Lease from any release of hazardous materials on the Premises occurring while Tenant is in possession, or elsewhere if caused by Tenant or persons acting under Tenant. The within covenants shall survive the expiration or earlier termination of the Term.

55. TRUSTEE EXCULPATION.

It is expressly understood and agreed that this Lease is executed on behalf of LaSalle Bank National Association not personally but as Trustee as aforesaid, in the exercise of the power and authority conferred upon and invested in it as such Trustee, and under the direction of the beneficiaries of a certain Trust Agreement dated March 1, 1984, and known as Trust No. 107701. It is further expressly understood and agreed that LaSalle Bank National Association, as Trustee as aforesaid, has no right or power whatsoever to manage, control or operate said real estate in any way or to any extent and is not entitled at any time to collect or receive for any purpose, directly or indirectly, the rents, issues, profits or proceeds of said real estate or any lease or sale or any mortgage or any disposition thereof. Nothing in this Lease contained shall be construed as creating any personal liability or personal responsibility of the Trustee or any of the beneficiaries of the Trust as a lien or otherwise, and, in particular, without limiting the generality of the foregoing, there shall be no personal liability to pay any indebtedness accruing hereunder or to perform any covenant, either expressly or implied herein contained, or to keep, preserve or sequester any property of said Trust or for said Trustee to continue as said Trustee; and that so far as the parties herein are concerned, the owner of any indebtedness or liability accruing hereunder shall look solely to the Trust estate from time-to-time subject to the provisions of said Trust Agreement for payment thereof, Tenant hereby expressly waiving and releasing said personal liability and personal responsibility on behalf of itself and all persons claiming by, through or under Tenant.

56. LIMITATION ON LIABILITY

The liability of Landlord to Tenant for any default under this Lease, or arising in connection with Landlord's operation, management, leasing, repair, renovation, alteration, or any other matter relating to the Building, the Premises or the Office Section, shall be limited to Landlord's and Landlord's beneficiary's interest in the Building and the Lease. Under no circumstances shall any direct or indirect present or future general partner of Landlord (if Landlord is a partnership), or individual trustee or beneficiary (if Landlord or any partner of Landlord is a trust), nor any of their respective officers, directors, shareholders, employees, trustees, beneficiaries, members, managers, agents, affiliates, contractors or representatives, nor any of their respective heirs, executors, administrators, personal representatives, successors or assigns, have any liability for the performance of Landlord's obligations under this Lease Under no circumstances shall any direct or indirect present or future general partner of Tenant (if Tenant is a partnership), or individual trustee or beneficiary (if Tenant or any partner of Tenant is a trust), nor any of their respective officers, directors, shareholders, employees, trustees, beneficiaries, members, managers, agents, affiliates, contractors or representatives, nor any of their respective heirs, executors, administrators, personal representatives, successors or assigns, have any liability for the performance of Tenant's obligations under this Lease.

57. RIGHTS OF FIRST OFFER

57.1 Tenant shall have a continuing right of first opportunity to any space (each, a "ROFO Space") that becomes available after the Commencement Date on floors 9 through 19 of the Building (the "Lower Office Section") prior to any such ROFO Space being offered to any other party, when the same becomes legally available to lease, on the same terms and provisions then in effect under the Lease, except that (a) the monthly Base Rent for any ROFO Space shall be equal to the rate then applicable to the 11th floor portion of the Premises and (b) Landlord shall provide in connection with such ROFO Space an allowance to Tenant (the "ROFO Space Allowance") equal to $55.00, multiplied by (i) the rentable square footage of the ROFO Space, and (ii) a fraction, the numerator of which is the number of months remaining in the Term after commencement of Rent for the ROFO Space and the denominator of which is the total number of months in the Term (156), which allowance will be available for Tenant's use in connection with its initial improvements to the ROFO Space (the "ROFO Space Improvements"). Landlord shall pay Tenant or its designee, as set forth and in accordance with the Work Agreement, the ROFO Space Allowance within twenty (20) days of presentation by Tenant of invoices, and partial or final lien waivers as applicable, with respect to the ROFO Space Improvements. Tenant shall forfeit any portion of the ROFO Space Allowance for which Tenant does not submit invoices and lien waivers during the twelve (12) month period immediately following delivery of the ROFO Space to Tenant in connection with the ROFO Space Improvements.

57.2 Landlord shall notify Tenant when a ROFO Space becomes legally available to lease, provided that no such notice may be given more than twelve (12) months prior to the date that Landlord reasonably anticipates that it will be able to deliver such ROFO Space to Tenant. Such Notice shall include the approximate date that Landlord anticipates that the ROFO Space will be available to Tenant, and the exact size and location of the ROFO Space.

57.3 Tenant shall then have thirty (30) days in which to notify Landlord in writing, exercising Tenant's right to lease any applicable ROFO Space on the terms described herein, including an election by Tenant of the amount of the ROFO Space that Tenant desires to lease. In the event that Tenant desires to lease less than all of a ROFO Space offered to it, Tenant and Landlord shall negotiate in good faith to agree on the exact size and configuration of such ROFO Space, such that the portion of the ROFO Space not leased by Tenant shall be of a configuration and size which Landlord can reasonably expect to be able to lease to a third party. If Tenant exercises the right to lease such ROFO Space, said lease shall commence on the earlier to occur of (a)(i) sixty (60) days after Landlord delivers the ROFO Space to Tenant, if such ROFO Space is for less than one-half of a full floor of the Lower Office Section, or (ii) seventy-five (75) days after Landlord delivers the ROFO Space to Tenant, if such ROFO Space is for one-half or more of a full floor of the Lower Office Section, and (b) the date Tenant opens for business in the ROFO Space, and shall continue for the duration of the Term of the Lease. After Tenant validly exercises the right of first opportunity provided herein, the parties shall execute an amendment to the Lease, adding the ROFO Space, or a new lease for the ROFO Space, or such other documentation as Landlord shall reasonably require, promptly after Landlord shall prepare the same, in order to confirm the leasing of such ROFO Space to Tenant, but an otherwise valid exercise of the right of first opportunity contained herein shall be fully effective, whether or not such confirmatory documentation is executed.

57.4 If Tenant shall fail to exercise such right of first opportunity, after notice by Landlord of the availability of the applicable ROFO Space, Landlord may thereafter, for a period of six (6) months, freely lease all or a portion of the applicable ROFO Space to any other party, at any time, on any terms, in Landlord's sole discretion. If such ROFO Space is not leased within said period, the foregoing right of first opportunity shall again be applicable to such ROFO Space. The foregoing right of first opportunity shall be subject to the existing tenants or occupants of the ROFO Space renewing their existing leases pursuant to options to extend previously granted, and in all events is subject and subordinate to any existing rights of any other parties to lease the ROFO Space, if such existing rights have already been granted prior to the date of this Lease.

57.5 If Tenant exercises any right of first opportunity granted herein, Landlord does not guarantee that the applicable ROFO Space will be available on the commencement date for the lease thereof, if the then existing occupants of the ROFO Space shall hold-over, or for any other reason beyond Landlord's reasonable control. In such event rent with respect to the ROFO Space shall be abated until Landlord legally delivers the same to Tenant, as Tenant's sole recourse. Tenant's exercise of any such right of first opportunity shall not operate to cure any default by Tenant of any of the terms and provisions in the Lease, nor to extinguish or impair any rights or remedies of Landlord arising by virtue of such default. The right of first opportunity herein shall, at Landlord's election, be null and void, if (a) Tenant is in default under the Lease, after receipt of notice thereof but irrespective of any applicable cure period provided for in this Lease, on the date Tenant exercises its rights hereunder or at any proposed commencement date of the Lease for the applicable ROFO Space, (b) Tenant exercises the Contraction Right set forth in Paragraph 26.4, (c) Tenant exercise its termination right with respect to the 20th Floor Space as set forth in Paragraph 41, or (d) Tenant is in default under this Lease, after the expiration of any applicable notice and cure period, during the period between the date Tenant exercises its rights hereunder and the proposed commencement date of the Lease for the applicable ROFO Space. If

the Lease or Tenant's right to possession of the Premises shall terminate in any manner whatsoever before Tenant shall exercise the right herein provided, or if a Transfer of all or any portion of the Premises to a party other than a Permitted Transferee shall have occurred, then immediately upon such termination or Transfer, the right to lease the ROFO Space herein granted shall simultaneously terminate and become null and void. Such right is personal to Tenant. Under no circumstances whatsoever shall a Transferee, other than a Permitted Transferee, have any right to exercise the right of first opportunity granted herein. Tenant agrees that time is of the essence of this provision.

57.6 If, due to the holdover of any existing Tenant, Landlord fails to deliver to Tenant any ROFO Space, which Tenant has elected to lease pursuant to the terms of this Paragraph 57, within 120 days of the scheduled date therefore, Tenant may deliver a notice to Landlord revoking its election to lease such ROFO Space, which notice shall be effective thirty (30) days after receipt thereof by Landlord, provided, however, that if Landlord delivers such ROFO Space to Tenant before the expiration of the foregoing thirty (30) day period, then Tenant's revocation notice shall be of no further force and effect. In the event that the revocation of Tenant's election to lease such ROFO Space shall become effective, Tenant shall reimburse Landlord for all out-of-pocket costs incurred in connection therewith, including any payments made to any brokers with respect thereto.

58. RIGHT OF FIRST REFUSAL.

58.1 Tenant shall have a continuing right of first refusal to lease any space (each, a "ROFR Space") that becomes available in the Lower Office Section, at such time as a third party has expressed an interest in leasing such ROFR Space, on the same terms and provisions then in effect under the Lease, except that (a) the monthly Base Rent for any ROFR Space shall be equal to the rate then applicable to the 11th floor portion of the Premises and (b) Landlord shall provide in connection with such ROFR Space an allowance to Tenant (the "ROFR Space Allowance") equal to $55.00, multiplied by (i) the rentable square footage of the ROFR Space, and (ii) a fraction, the numerator of which is the number of months remaining in the Term after commencement of Rent for the ROFR Space and the denominator of which is the total number of months in the Term (156), which allowance will be available for Tenant's use in connection with its initial improvements to the ROFR Space (the "ROFR Space Improvements"). Landlord shall pay Tenant or its designee, as set forth and in accordance with the Work Agreement, the ROFR Space Allowance within twenty (20) days of presentation by Tenant of invoices, and partial or final lien waivers as applicable, with respect to the ROFR Space Improvements. Tenant shall forfeit any portion of the ROFR Space Allowance for which Tenant does not submit invoices and lien waivers during the twelve (12) month period immediately following delivery of the ROFR Space to Tenant in connection with the ROFR Space Improvements.

58.2 Landlord shall notify Tenant within thirty (30) days after Landlord has agreed in principle as to the major economic terms of any proposed lease with any third party for any ROFR Space. Such Notice shall include the approximate date that Landlord anticipates that the ROFR Space will be available to Tenant, and the exact size and location of the ROFR Space.

58.3 Tenant shall then have seven (7) business days in which to notify Landlord in writing, exercising Tenant's right to lease any applicable ROFR Space on the terms described

herein. If Tenant exercises the right to lease such ROFR Space, said lease shall commence on the earlier to occur of (a)(i) sixty (60) days after Landlord delivers the ROFR Space to Tenant, if such ROFR Space is for less than one-half of a full floor of the Lower Office Section, or (ii) seventy-five (75) days after Landlord delivers the ROFR Space to Tenant, if such ROFR Space is for one-half or more of a full floor of the Lower Office Section, and (b) the date Tenant opens for business in the ROFR Space, and shall continue for the duration of the Term of the Lease. After Tenant validly exercises the right of first refusal provided herein, the parties shall execute an amendment to the Lease, adding the ROFR Space, or a new lease for the ROFR Space, or such other documentation as Landlord shall reasonably require, promptly after Landlord shall prepare the same, in order to confirm the leasing of such ROFR Space to Tenant, but an otherwise valid exercise of the right of first refusal contained herein shall be fully effective, whether or not such confirmatory documentation is executed.

58.4 The foregoing right of first refusal shall apply only with respect to the entire ROFR Space, and may not be exercised with respect to only a portion thereof, unless only a portion shall first become available (in which case, the foregoing right of first refusal shall apply to such portions, as the same become available). If Tenant shall fail to exercise such right of first refusal, after notice by Landlord of the availability of the applicable ROFR Space, Landlord may thereafter, for a period of six (6) months, freely lease all or a portion of the applicable ROFR Space to any other party, at any time, on any terms, in Landlord's sole discretion. If such ROFR Space is not leased within said period, the foregoing right of first refusal shall again be applicable to such ROFR Space. The foregoing right of first refusal shall be subject to the existing tenants or occupants of the ROFR Space renewing their existing leases pursuant to options to extend previously granted, and in all events is subject and subordinate to any existing rights of any other parties to lease the ROFR Space, if such existing rights have already been granted prior to the date of this Lease.

58.5 If Tenant exercises any right of first refusal granted herein, Landlord does not guarantee that the applicable ROFR Space will be available on the commencement date for the lease thereof, if the then existing occupants of the ROFR Space shall hold-over, or for any other reason beyond Landlord's reasonable control. In such event rent with respect to the ROFR Space shall be abated until Landlord legally delivers the same to Tenant, as Tenant's sole recourse. Tenant's exercise of any such right of first refusal shall not operate to cure any default by Tenant of any of the terms and provisions in the Lease, nor to extinguish or impair any rights or remedies of Landlord arising by virtue of such default. The right of first refusal herein shall, at Landlord's election, be null and void, if (a) Tenant is in default under the Lease, after receipt of notice thereof but irrespective of any applicable cure period provided for in this Lease, on the date Tenant exercises its rights hereunder or at any proposed commencement date of the Lease for the applicable ROFR Space, (b) Tenant exercises the Contraction Right set forth in Paragraph 26.4, (c) Tenant exercise its termination right with respect to the 20th Floor Space as set forth in Paragraph 41, or (d) Tenant is in default under this Lease, after the expiration of any applicable notice and cure period, during the period between the date Tenant exercises its rights hereunder and the proposed commencement date of the Lease for the applicable ROFR Space. If the Lease or Tenant's right to possession of the Premises shall terminate in any manner whatsoever before Tenant shall exercise the right herein provided, or if a Transfer of all or any portion of the Premises to a party other than a Permitted Transferee shall have occurred, then immediately upon such termination or Transfer, the right to lease the ROFR Space herein granted shall simultaneously

terminate and become null and void Such right is personal to Tenant Under no circumstances whatsoever shall a Transferee, other than a Permitted Transferee, have any right to exercise the right of first refusal granted herein Tenant agrees that time is of the essence of this provision.

58.6 If, due to the holdover of any existing Tenant, Landlord fails to deliver to Tenant any ROFR Space, which Tenant has elected to lease pursuant to the terms of this Paragraph 57, within 120 days of the scheduled date therefore, Tenant may deliver a notice to Landlord revoking its election to lease such ROFR Space, which notice shall be effective thirty (30) days after receipt thereof by Landlord, provided, however, that if Landlord delivers such ROFR Space to Tenant before the expiration of the foregoing thirty (30) day period, then Tenant's revocation notice shall be of no further force and effect. In the event that the revocation of Tenant's election to lease such ROFR Space shall become effective, Tenant shall reimburse Landlord for all out-of-pocket costs incurred in connection therewith, including any payments made to any brokers with respect thereto.

59. TERMINATION RIGHT.

Tenant shall have a one-time option (the "Termination Option") to terminate this Lease, in its entirety, effective as of September 30, 2013, upon the following terms and conditions:

(A) Tenant provides Landlord with notice (the "Termination Notice") of Tenant's election to exercise the Termination Option not later than October 1, 2012.

(B) Tenant pays to Landlord a termination fee (the "Termination Fee") equal to $36.19 per rentable square foot of the Premises. Tenant shall pay one half (1/2) of the Termination Fee concurrently with the delivery of the Termination Notice and one half (1/2) thirty (30) days prior to vacating the Premises.

If Tenant timely and properly exercises the Termination Option, Rent shall be paid through and apportioned as of the Termination Date and neither party shall have any rights or liabilities accruing under this Lease after the Termination Date, except such rights and liabilities, which by the terms of this Lease, expressly survive the termination of this Lease. The Termination Option shall, at Landlord's election, be null and void if Tenant is in default under this Lease, after the expiration of any applicable notice and cure period, as of the date that Landlord received the Termination Notice. Tenant's exercise of the Termination Option shall not operate to cure any default by Tenant of any of the terms or provisions in this Lease, nor to extinguish or impair any rights or remedies of Landlord arising by virtue of such default. If Tenant's right to possession of the Premises shall terminate in any manner whatsoever before Tenant shall exercise the Termination Option, then immediately upon such termination or Transfer the Termination Option herein granted shall simultaneously terminate and become null and void. Time is of the essence of this provision.

60. MASTER LEASE. Tenant and Landlord hereby agree that if the Ground Lease currently between Delaware/Walton, LLC, as ground lessor ("Fee Owner"), and Landlord is terminated for any reason whatsoever, then this Lease shall not be extinguished, barred, terminated, cut off or foreclosed, nor shall the rights and possession of Tenant hereunder be disturbed, and Tenant shall attorn to "Successor Landlord" (as hereinafter defined), and this Lease will automatically (without the necessity of executing any further documents between Tenant and Successor Landlord) become a direct lease between Tenant and Fee Owner which is the owner of the Property in which the Premises are located (such entity being referred to in this Section 60 as "Successor Landlord"). In the event that this Lease is deemed to be terminated due to a termination of the Ground Lease and Master Lease, Successor Landlord and Tenant shall be deemed to have entered into a new lease on the same terms and conditions as those contained in this Lease for a term equal to the remaining term of this Lease, as the same may be extended, modified, or terminated in accordance with its terms. At the request of Successor Landlord, Tenant shall execute a new lease on such terms and conditions.

61. EXHIBITS AND RIDERS.

Attached hereto and made a part hereof are the following Exhibits and Riders.

Exhibit A - Plan
Exhibit B - Work Agreement
Exhibit C - HVAC Specs
Exhibit D - Janitorial Specs
Exhibit E - Form of Estoppel Letter
Exhibit F - Form of Agreement of Subordination, Non-Disturber and Attornment
Exhibit G - First Expansion Space